SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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TOWER INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tower International, Inc.

17672 Laurel Park Drive North, Suite 400E

Livonia, Michigan 48152

April 21, 2011

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Tower International, Inc. (the “Company”), which will be held at St. John’s Conference Center, 44045 Five Mile Road, Plymouth, Michigan at 9:00 a.m. local time on Friday, June 17, 2011.

This booklet includes the Notice of Annual Meeting and the Proxy Statement, which contain information about the formal business to be acted on by the Company’s stockholders, including the election of two directors, the appointment of auditors and two matters which public companies are required to consider at their annual meetings pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. I urge you to read the accompanying Proxy Statement thoroughly. As described in greater detail in the Proxy Statement, the Board of Directors of the Company recommends a vote “FOR” each of the two directors, the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011 and a non-binding resolution to approve the compensation of the Company’s executive officers. Stockholders will also be given the opportunity to provide a non-binding advisory vote as to whether comparable “say on pay” resolutions should be considered once every one, two or three years. The Annual Meeting will also feature a report on the operations of the Company and a discussion period at which management will respond to appropriate questions.

We hope that you will be able to attend the Annual Meeting. However, whether or not you plan to attend in person, we ask that you complete, sign, date and return the enclosed proxy or voting instruction card(s) promptly in the enclosed envelope to ensure that your shares will be represented. If you do attend the Annual Meeting and wish to vote your shares personally, you may revoke your proxy at or prior to the Annual Meeting.

Sincerely yours,

Mark Malcolm

President and Chief Executive Officer

Tower International, Inc.

17672 Laurel Park Drive North, Suite 400E

Livonia, Michigan 48152

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 17, 2011

To the Stockholders of Tower International, Inc.

NOTICE IS HEREBY GIVEN regarding the 2011 Annual Meeting of Stockholders of Tower International, Inc. (the “Company”), as follows:

Date and Time	9:00 a.m., local time, on Friday, June 17, 2011

Location	St. John’s Conference Center, 44045 Five Mile Road, Plymouth, Michigan

Items of Business	Election of two directors to hold office for a term of three years;

Advisory vote on executive compensation;

Advisory vote on the frequency of holding an advisory vote on executive compensation;

Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and

Action upon such other business that may properly come before the Annual Meeting.

Record Date	The stockholders of record at the close of business on April 21, 2011 will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

Proxy Voting	It is important that your shares of common stock be represented and voted at the Annual Meeting. You should have received either a proxy card or a voting instruction card with the Proxy Statement. If you hold your shares directly, you should have received a proxy card. If you are not the named holder of your shares, you should have received a voting instruction card. You can vote your shares by completing and returning your proxy card or voting instruction card to the Company or to your broker, as applicable. Voting instructions are printed on your proxy card or voting instruction card and are described in the accompanying Proxy Statement. You can revoke your proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

By Resolution of the Board of Directors,

Nanette Dudek

Secretary

April 21, 2011

TOWER INTERNATIONAL, INC.

17672 Laurel Park Drive North, Suite 400E

Livonia, Michigan 48152

PROXY STATEMENT

These proxy materials are being provided in connection with the 2011 Annual Meeting of Stockholders of Tower International, Inc. This Proxy Statement, the accompanying proxy card or voting instruction card, and our 2010 Annual Report to Stockholders will be first mailed to stockholders on or about April 27, 2011. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully.

On October 14, 2010, Tower Automotive, LLC, a Delaware limited liability company, consummated a conversion (referred to in this proxy statement as the “Corporate Conversion”) pursuant to which, among other things, Tower Automotive, LLC converted from a limited liability company to a Delaware corporation and changed its name to Tower International, Inc. All references to the terms “Company”, “Tower”, “we” and “our” in this proxy statement refer to Tower Automotive, LLC for all periods prior to the consummation of the Corporate Conversion and refer to Tower International, Inc. for all periods subsequent to the consummation of the Corporate Conversion. By virtue of the Corporate Conversion, Tower International, Inc. succeeded to all of the assets, liabilities, contractual rights and contractual obligations of Tower Automotive, LLC.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of the Company is soliciting your vote in connection with the 2011 Annual Meeting of Stockholders.

What is the purpose of the Annual Meeting?

The Annual Meeting will be the Company’s regular, annual meeting of stockholders. You will be voting on the following matters at the Annual Meeting:

1.	election of two directors to hold office for a term of three years;

2.	a non-binding resolution approving the compensation of the Company’s executive officers;

3.	the scheduling of the next non-binding review of the compensation of the Company’s executive officers;

4.	ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011; and

5.	any other business that may properly come before the Annual Meeting.

How does the Board of Directors recommend I vote?

The Board of Directors recommends a vote:

1. For the election of Dennis Donovan and Jonathan Gallen as directors;

2. For the non-binding resolution approving the compensation of the Company’s executive officers;

3. For the proposal to schedule the next non-binding review of the compensation of the Company’s executive officers for the Company’s 2012 Annual Meeting of Stockholders; and

4. For the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

Who is entitled to vote at the Annual Meeting?

The Board of Directors has set April 21, 2011 as the record date for the Annual Meeting (the “Record Date”). All stockholders who owned common stock of the Company at the close of business on the Record Date may attend and vote at the Annual Meeting.

How many votes can be cast by stockholders?

Each share of our common stock is entitled to one vote. There is no cumulative voting. There were 19,101,588 shares of our common stock outstanding and entitled to vote as of the close of business on the Record Date.

How many votes must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. A “quorum” is a majority of the outstanding shares of common stock as of the Record Date. Your shares are counted as present at the Annual Meeting if either you are present at the Annual Meeting and vote in person, or a proxy card or voting instruction card has been properly submitted by you or on your behalf to the Company or your broker, as applicable. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of common stock that is beneficially owned by a person or entity and held by a broker or other nominee, but for which the broker or other nominee lacks the discretionary authority to vote on certain matters or has not received a completed voting instruction card providing voting instructions from the beneficial owner in respect of these specific matters.

How many votes are required to elect directors and approve the other proposals?

Directors are elected by a plurality. Therefore, the two nominees that receive the most votes will be elected. Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will have no effect on the outcome of such election.

The advisory (non-binding) proposal to approve executive compensation, as disclosed in this proxy statement, and the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm each requires the affirmative vote of a majority of the shares represented at the meeting and actually voted on the matter. Abstentions and broker non-votes will have no effect on the outcome on these matters. The advisory (non-binding) proposal regarding how frequently advisory votes on executive compensation will occur requires a plurality of the votes cast for the three frequency options presented at the annual meeting. The frequency option that receives the most affirmative votes of all the votes cast on this matter is the frequency that will be deemed recommended by stockholders. Abstentions and broker non-votes will have no effect in determining the frequency option that is recommended by stockholders.

As of the record date, Tower International Holdings, LLC (the “Majority Stockholder”), the Company’s principal stockholder, held approximately 65.3% of the Company’s outstanding common stock. Cerberus Capital Management, L.P. (“CCM”; and, together with the funds and accounts affiliated with CCM, “Cerberus”), the manager of the Majority Stockholder, has indicated that it will vote the shares of the Company’s common stock owned by the Majority Stockholder in favor of each of the proposals described in this Proxy Statement. If CCM votes as it has indicated, its vote is sufficient to satisfy the quorum and voting requirements necessary to adopt the proposals set forth in this Proxy Statement.

How do I vote by proxy?

You should have received either a proxy card or a voting instruction card with the Proxy Statement. If you hold your shares directly, you should have received a proxy card. If you are not the named holder of your shares (i.e., you hold your shares through a broker or other nominee), you should have received a voting instruction card. You can vote your shares by completing your proxy card or voting instruction card and returning your proxy card to the Company or your voting instruction card to your broker, as applicable, in the envelope provided with this Proxy Statement. Please see your proxy card or voting instruction card, as applicable, for more information on how to vote.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you sign and return your proxy card or voting instruction card in the enclosed envelope but do not mark selections, it will be voted by the proxies in accordance with the recommendations of the Board of Directors. The Board of Directors has designated Mark Malcolm, Dev Kapadia and Nanette Dudek as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted by the proxies in accordance with your indicated choice.

If you are a beneficial owner and hold your shares through a broker or other nominee and do not return your voting instruction card to your broker, the broker or other nominee has the ability to vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have discretion to vote on routine matters, such as the ratification of the selection of independent registered public accounting firms. However, because of recent changes to these rules, the uncontested election of directors at a stockholder meeting is no longer considered a routine matter. Therefore, brokers do not have discretion to vote on the uncontested election of directors. Similarly, brokers do not have discretion to vote your shares with respect to the “say on pay” matters which we are required to discuss at the Annual Meeting pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”).

Who pays for the proxy solicitation and how will the Company solicit votes?

The Company bears the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, the Company’s directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. These individuals will not be paid any additional compensation for any such solicitation. The Company will request brokers and other nominees who hold shares of common stock in their names to furnish proxy materials to the beneficial owners of such shares. The Company will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Yes. Even if you sign and return the proxy card or voting instruction card in the form accompanying this Proxy Statement, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting. If you hold your shares directly, you may revoke your proxy by giving written notice to the Secretary of the Company, specifying such revocation. You may also change your vote by timely delivering a valid, later-dated proxy card to the Company or by voting in person at the Annual Meeting. If you do not hold your shares in your name, you may change your vote by complying with the instructions set forth in your voting instruction card. However, please note that if you would like to vote at the Annual Meeting and you are not the stockholder of record, you must request, complete and deliver a proxy from your broker or other nominee.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 17, 2011:

The Proxy Statement and the accompanying Annual Report to Stockholders are available at: www.proxyvote.com.

THE PROPOSALS

Proposal No. 1—The Election of Directors

Stockholders will be asked to elect two directors to serve on the Board of Directors at the Annual Meeting. The Company’s Certificate of Incorporation provides that the Board of Directors shall consist of not fewer than three nor more than fifteen directors, with the exact number to be fixed by the Board of Directors (subject to modification by stockholders having the right to vote at least 50% in voting power of the Company’s outstanding voting stock so long as the Majority Stockholder, its affiliates and its transferees continue to own at least 50% of the Company’s outstanding common stock). The Board of Directors has fixed the current number of directors at ten.

The Company’s Certificate of Incorporation divides the Board of Directors into three classes, as nearly equal in number as possible, with the terms of office of the directors of each Class ending in different years. Initially, Class I and Class III each had three directors and Class II had four directors. The terms of directors in Classes I, II, and III end at the annual meetings in 2011, 2012, and 2013, respectively.

The Board of Directors has nominated Dennis Donovan and Jonathan Gallen for election as Class I directors for three-year terms expiring at the 2014 annual meeting. When elected, directors hold office for a three-year term and until the election and qualification of their respective successors in office or until any such director’s earlier resignation or removal. The third member of Class I is Gregory Powell. Due to other commitments, Mr. Powell will not stand for re-election at the Annual Meeting. Instead, there will be one vacancy in Class I. The Board has decided to leave one vacancy on the Board because the Company is required to add an additional independent Board member to the Audit Committee on or before October 14, 2011.

Please see “Directors and Executive Officers—Nominees and Continuing Directors” below for information about the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, including their respective business experience and other pertinent information.

Directors are elected by a plurality. Therefore, the two nominees who receive the most votes will be elected. Proxies cannot be voted for a greater number of persons than the number of nominees named. There is no cumulative voting. If you sign and return the accompanying proxy card or voting instruction card, your shares will be voted for the election of the two nominees recommended by the Board of Directors unless you either indicate “withhold authority” on the proxy or indicate on the proxy that your shares should not be voted for certain nominees. If any nominee for any reason is unable to serve or will not serve, proxies may be voted for such substitute nominee or nominees as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or will not serve as a director.

The Board of Directors unanimously recommends that you vote FOR the election of Dennis Donovan and Jonathan Gallen as directors.

Proposal No. 2—Advisory Vote on Executive Compensation

Under the Dodd-Frank Act, our stockholders are entitled to vote at the Annual Meeting to approve the compensation of our named executive officers, as disclosed in this proxy statement. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on our company or on our Board of Directors.

The Company’s goal for its executive compensation program is to reward executives who provide leadership for and contribute to our financial success. The Company seeks to accomplish this goal in a way that is aligned with the long-term interests of the Company’s stockholders. The Company believes that its executive compensation program satisfies this goal.

The Compensation Discussion and Analysis beginning on page 21 of this proxy statement, describes the Company’s executive compensation program and the decisions made by the Compensation Committee of our Board of Directors regarding executive compensation in detail.

The Company requests stockholder approval of the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Committee Report, the Compensation Discussion and Analysis and the compensation tables).

As an advisory vote, this proposal is not binding. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs as the Compensation Committee deems appropriate.

If no voting specification is made on a properly voted proxy card, the proxies named on the proxy card will vote “FOR” the approval of the compensation of the named executive officers as disclosed in this proxy statement and described in this Proposal No. 2.

The Board of Directors recommends that you vote “FOR” the approval of the compensation of the named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities Exchange Act of 1934, as amended.

Proposal No. 3—Advisory Vote on the Frequency of Holding an Advisory Vote on Executive Compensation

In accordance with the Dodd-Frank Act, the Company is providing stockholders the opportunity to cast an advisory vote on the frequency with which the advisory vote on executive compensation provided for in Proposal No. 2 above, referred to as the “say-on-pay advisory vote”, will be held.

The advisory vote on the frequency of the say-on-pay advisory vote is a non-binding vote as to how often the say-on-pay advisory vote should occur: every year, every two years or every three years. You may either vote for one of these alternative frequencies or, if you desire, abstain from voting on this matter.

After considering the benefits and consequences of each option for the frequency of the say-on-pay advisory vote, the Board of Directors has determined that an annual advisory vote on executive compensation is the most appropriate alternative for the Company. Therefore, the Board recommends that you vote for having the say-on-pay advisory vote occur every year.

The Board believes that an annual say-on-pay advisory vote provides an appropriate level of accountability and communication. An annual vote will allow stockholders to provide the Company with direct input on the executive compensation information presented in the proxy statement each year. Additionally, an annual advisory say-on-pay vote is consistent with the Company’s desire to understand our stockholders’ views on corporate governance and compensation matters.

We understand that stockholders may have different views as to what the most desirable frequency is, and we look forward to hearing from stockholders on this matter. The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors. The option of every year, every two years or every three years that receives the highest number of votes cast by stockholders will be deemed to be the frequency for the say-on-pay advisory vote that has been selected by stockholders. However, because this vote is advisory and not binding on the Board of Directors or the Company in any way, the Board of Directors will continue to review this issue as circumstances evolve over time and may decide that it is in the best interests of the stockholders and the Company to hold the say-on-pay advisory vote more or less frequently than the option approved by stockholders.

If no voting specification is made on a properly voted proxy card, the proxies named on the proxy card will vote “FOR” the option of every one year as the preferred frequency with which stockholders are provided an advisory vote on executive compensation.

The Board of Directors recommends that you vote “FOR” the option of every one year as the preferred frequency with which stockholders are provided an advisory vote on executive compensation.

Proposal No. 4—Ratification of the Appointment of Deloitte & Touche LLP

The Audit Committee of the Company’s Board of Directors has selected Deloitte & Touche LLP to audit the consolidated financial statements of the Company as of December 31, 2011, and for the fiscal year then ending. At the Annual Meeting, stockholders will be asked to ratify this selection. Deloitte & Touche LLP has audited the Company’s financial statements beginning with the fiscal period ended December 31, 2007.

The Company has been advised by Deloitte & Touche LLP that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors and tax advisors. The Company has also been advised that representatives of Deloitte & Touche LLP will be present at the Annual Meeting where they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Assuming that a quorum is present, the affirmative vote of a majority of the shares of common stock voted at the Annual Meeting is necessary to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. Abstentions and broker non-votes will have no effect on this proposal.

The Board of Directors unanimously recommends that you vote FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

DIRECTORS AND EXECUTIVE OFFICERS

Nominees and Continuing Directors

The following table sets forth the names and ages (as of April 30, 2011) of the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, as well as background information relating to each such individual’s business experience, qualifications, attributes and skills and why the Board of Directors and Nominating and Corporate Governance Committee believe each individual is a valuable member of the Board of Directors. Tower International, Inc. was formed on October 14, 2010 and all directors first began serving on the Board of Directors of that entity upon its formation. The table below shows the period during which each director has served on the Boards of Tower International, Inc. and Tower Automotive, LLC. Gregory Powell, currently a member of the Board of Directors, will not stand for re-election due to other commitments.

Nominees for Election

Name and Experience	Class	Director Since
Dennis Donovan, age 62, has been a Senior Advisor of Cerberus Operations and Advisory Company, LLC (“COAC”), an affiliate of CCM that provides operational and other advice to Cerberus’ portfolio companies, since 2009. From 2008 to 2009, Mr. Donovan was a senior executive and director of COAC. He joined COAC in 2007 as Chief Human Resource Officer. Mr. Donovan previously served as Executive Vice President, Human Resources at The Home Depot (home improvement retailer), from 2001 to 2007. He was Senior Vice President, Human Resources at Raytheon (technology provider to defense, homeland security and other governmental markets) from 1998 to 2001. Mr. Donovan spent 26 years at General Electric (a conglomerate), working in a number of the company’s businesses and at the corporate headquarters. He was made an officer of General Electric in 1991. Mr. Donovan has been a Managing Director and a member of the compensation committee of the Traxis Group, B.V., an affiliate of CCM, since 2008. He has also served on the boards and compensation committees of School Bus Holdings, Traxis Financial Group and Nabi Optima Holdings, affiliates of CCM engaged in the manufacturing, financing and sales of vehicles in the transportation sector. Mr. Donovan has been an advisor to our board and compensation committee from 2009 to 2010 and to the boards and compensation committees of GMI Holding Corporation, a textile company; Freedom Group, Inc., a manufacturer of sporting goods products; and NewPage Corporation, a manufacturer, marketer and distributor of printed paper; all affiliates of CCM. Mr. Donovan was elected to the Company’s Board based on his operational experience with large companies.	I	2010

Jonathan Gallen, age 51, is the president and sole principal of Ahab Capital Management, Inc., which manages Ahab Partners, L.P. and is the investment advisor to Ahab International, Ltd. In that role, which he has performed since 1993, Mr. Gallen is responsible for the investment decisions made with respect to these funds’ assets. Prior to joining Ahab Capital Management, Mr. Gallen formed and operated a sports memorabilia business from 1990 to 1993. Within the past five years, Mr. Gallen served on the board of directors of Anchor Glass Container Corporation. Mr. Gallen was elected to the Company’s Board based on his financial and industry experience, as well as his service on the boards of other Cerberus portfolio companies.	I	2010

Continuing Directors

Name and Experience	Class	Director Since
Nicholas D. Chabraja, age 68, is the Chairman of the Board of the Company, a position which he has held since he was elected to the Board in 2010. He has been a member of the board of directors of General Dynamics, a defense industry contractor, since 1994. Mr. Chabraja was Chairman and Chief Executive Officer of General Dynamics from 1997 to 2009. He served General Dynamics as non-executive chairman from 2009 to May 2010. Previously, Mr. Chabraja had been vice chairman of General Dynamics. He joined General Dynamics in 1993 as senior vice president and general counsel. From 1994 to 1996, Mr. Chabraja was an executive vice president of General Dynamics, with the company’s strategic planning, finance, legal and investor relations functions reporting to him. Prior to joining General Dynamics, Mr. Chabraja was a senior partner in the Chicago law firm of Jenner & Block. Mr. Chabraja has served as a director of Northern Trust Corporation since 2007. He previously served as a director of Ceridian Corporation from 2001 to 2007 (and as a director of Ceridian Corporation’s predecessor from 1998-2001). Mr. Chabraja was elected to the Company’s Board based on his executive level experience at General Dynamics, his understanding of corporate governance and his experience on the boards of directors of General Dynamics, Northern Trust Corporation and Ceridian Corporation.	III	2010

James Chapman, age 49, has been a non-executive Vice Chairman of SkyWorks Leasing, LLC, an aircraft management services company, since 2004. Prior to joining SkyWorks, Mr. Chapman held a variety of investment banking positions across a range of industries. Mr. Chapman currently serves on the board of directors of Aercap Holdings N.V. Mr. Chapman also currently serves on the boards of directors of Scottish Re Group Limited and Tembec Holdings Inc., and served on such boards when these companies were public within the past five years. Within the past five years, Mr. Chapman served on the boards of SSA Global Technologies, Inc., Anchor Glass Container Corporation, Teleglobe International Holdings Ltd and Coinmach Service Corp. Mr. Chapman was elected to the Company’s Board based on his financial and industry experience, as well as his service on the boards of other Cerberus portfolio companies.	II	2010

Name and Experience	Class	Director Since
Chan Galbato, age 48, has been a Senior Operating Executive of COAC since 2009. From 2007 to 2009, Mr. Galbato owned and managed CWG Hillside Investments LLC, a consulting business providing operational and strategic turnaround expertise to chief executive officers of portfolio-based companies. From 2005 to 2007, Mr. Galbato was President and CEO of the Controls division of Invensys plc, a global technology company. Prior to his position with Invensys, he served as President of Services of The Home Depot (2003 to 2005); President and Chief Executive Officer of Armstrong Floor Products (2001 to 2003); Chief Executive Officer of Choice Parts (2000 to 2001); and Chief Executive Officer of Coregis Insurance Company, a GE Capital company (1998 to 2000). Prior to that, Mr. Galbato held various leadership positions within General Electric’s technology and industrial businesses. Since 2006, Mr. Galbato has served as a director of Brady Corporation. Since August 25, 2010, Mr. Galbato has been the chairman of the board of directors of New Page Corporation and New Page Holding Corporation. Mr. Galbato was elected to the Company’s Board based on his operational experience with large companies.	II	2010

Dev Kapadia, age 39, has been a Managing Director of CCM since 2003. As such, one of his principal responsibilities has been to monitor Cerberus’ debt and equity investments in the Company. From 1996 to 2003, Mr. Kapadia served in various capacities with The Carlyle Group, a global private investment firm, and Carlyle Management Group, an affiliate of The Carlyle Group dedicated to turnaround and special situation investments. Prior to joining Carlyle in 1996, Mr. Kapadia was a financial analyst with Donaldson, Lufkin & Jenrette, an investment banking firm. Mr. Kapadia serves on the boards of directors of several privately held companies. He was elected to the Company’s Board based on his knowledge of the Company and its predecessors and his experience as a board member of, and senior executive with private equity firms that invest in, other manufacturing companies.	III	2007

Mark Malcolm, age 57, has been the President and Chief Executive Officer of the Company since August 1, 2007. Prior to assuming that role, Mr. Malcolm served as a senior member of CCM’s operations team from January 2006 to July 2007 and played a leading role on behalf of CCM in the 2007 acquisition of the Company from Tower Automotive, Inc. Before joining CCM, Mr. Malcolm spent 28 years at Ford Motor Company in a variety of senior financial positions, including Executive Vice President and Controller of Ford Motor Credit from 2004 to 2005, Director of Finance and Strategy for Global Purchasing from 2002 to 2004 and Director of Worldwide Accounting from 2000 to 2002. Mr. Malcolm was elected to our Board based on his industry knowledge, his familiarity with all aspects of the Company’s business and his experience and perspective as the Company’s Chief Executive Officer.	III	2007

Name and Experience	Class	Director Since
Larry Schwentor, age 56, is a business consultant and, through his consulting firm, provided consulting services to the Company from August 1, 2007 to August 1, 2010. Mr. Schwentor has held executive and managing board positions with Peguform GmbH, or Peguform, since February 2005. Peguform manufactures interior and exterior plastic parts for the automotive industry and was a CCM portfolio company. From April 2003 to February 2005, he was an Executive Vice President and Chief Financial Officer of Key Safety Systems, Inc., a manufacturer of automotive safety restraints. Prior to assuming responsibilities at Key Safety Systems, Mr. Schwentor served as the Executive Vice President and Chief Financial Officer of Key Plastics, Inc., from September 1999 through April 2003. Key Plastics is a manufacturer of plastic components and functional assemblies for manufacturers of light vehicles and their suppliers. Both Key Safety Systems and Key Plastics were portfolio companies of Carlyle Management Group. Prior to joining Key Plastics, Mr. Schwentor was the Senior Vice President and Chief Financial Officer of CMI International, Inc., a producer of highly engineered, cast and machined engine and structural components and assemblies for automobiles and trucks. Mr. Schwentor was employed by CMI International from May 1986 to February 1999. Mr. Schwentor was employed by the Certified Public Accounting firm of Moore, Smith and Dale from September 1976 through May 1986. During his tenure with that firm, he held various positions on the audit and management advisory services side of the firm and was responsible for auditing both public and private manufacturing companies. Mr. Schwentor was elected to the Company’s Board based on his experience as a senior executive of various manufacturing companies, as well as his knowledge and background in accounting.	II	2007

Scott Wille, age 30, joined CCM in 2006 as an associate and has been a Vice President since 2009. At CCM, Mr. Wille has been responsible for executing transactions, monitoring existing investments and working with existing portfolio companies’ management teams to maximize value. Mr. Wille has had exposure to a broad set of businesses and industries, including automotive, industrial, consumer products, energy, retail and commercial real estate. Since joining CCM, he has provided continuing support to Mr. Kapadia in connection with the monitoring of Cerberus’ debt and equity investments in the Company. From 2004 to 2006, Mr. Wille was a financial analyst with Deutsche Bank Securities Inc., an investment banking firm. He was elected to our Board based on his familiarity with our company and his experience in corporate finance.	II	2010

Executive Officers

Set forth below are the names and ages (as of April 30, 2011) of the executive officers of the Company who do not also serve as directors, as well as background information relating to each such individual’s business experience.

James Gouin, age 51, has served as the Executive Vice President and Chief Financial Officer of the Company since November 1, 2007. Prior to joining the Company, Mr. Gouin served in 2007 as a senior managing director of the corporate financial practice of FTI Consulting, Inc., a business advisory firm. Prior to joining FTI, Mr. Gouin spent 28 years at Ford Motor Company in a variety of senior positions, including as the Vice President, Finance and Global Corporate Controller from 2003 to 2006 and as the Vice President of Finance, Strategy and Business Development of Ford Motor Company’s International Operations from 2006 to 2007.

Michael Rajkovic, age 49, has been the Executive Vice President and Chief Operating Officer of the Company since August 1, 2007. Prior to assuming that role, Mr. Rajkovic served as a senior member of CCM’s operations team from August 2006 to August 2007 and assisted Mr. Malcolm in various aspects of the 2007 acquisition of the Company from Tower Automotive, Inc. Before joining CCM, Mr. Rajkovic was Executive

Vice President and Chief Financial Officer of United States Can Corporation, a global packaging company, from May 2005 to March 2006. Prior to his service with U.S. Can Corporation, Mr. Rajkovic served as Vice President of Finance, North America and as Chairman of the Canadian subsidiary of The Goodyear Tire and Rubber Company, an automotive products manufacturer, from August 2003 to May 2005. Prior to that period, Mr. Rajkovic held a variety of manufacturing and finance positions within Visteon Corporation, a manufacturer of climate, interior, electronic and lighting products for automobiles, from January 2000 to August 2003, during which period Visteon was owned by Ford Motor Company.

William Pumphrey, age 51, joined the Predecessor (as defined below) in January 2005 and served as President, North American Operations for the Predecessor until our 2007 acquisition. He continued in that role with the Company until April 2008, when he became President, Americas, a position which he continues to hold and which covers both North and South America. Prior to joining the Predecessor, Mr. Pumphrey was employed by Lear Corporation, a manufacturer of automotive seating systems, electrical distribution systems and electronics products, from 1999 to 2004. While employed by Lear Corporation, Mr. Pumphrey at different times was responsible for that company’s Asia Pacific division, European Ford division, Daimler-Chrysler division and electrical and electronics division. From 1991 to 1999, Mr. Pumphrey held various positions in business development, product development and program management for United Technologies Automotive Inc., a manufacturer of components and systems for automotive manufacturers that was acquired by Lear Corporation in 1999.

Gyula Meleghy, age 55, has been the Company’s President, International Operations since November 5, 2007. From July 2006 until November 2007, Dr. Meleghy held the position of President, Asia for the Predecessor and then for the Company, with oversight responsibility for all of our business in Asia. Prior to that period, Dr. Meleghy served as President, Europe and South America for the Predecessor from August 2004 to July 2006. Prior to occupying that position, Dr. Meleghy served in various positions within the Predecessor’s European operations from 2000 to August 2004. Before joining the Predecessor, Dr. Meleghy was the President of the Dr. Meleghy Group, a family-owned automotive supplier that was acquired by the Predecessor in 2000.

James Bernard, age 47, has been the Company’s Senior Vice President, Global Sales and Business Development since March 2011. From 2007 to 2011, Mr. Bernard was the Company’s Vice President, North American Sales and Program Management and from 2003 to 2007 Mr. Bernard was the Company’s Vice President, North American Sales and Technology.

William Cook, age 59, has been the Company’s Senior Vice President, Global Human Resources since September 2007. From 2001 to 2007 he held senior human resource leadership positions at The Goodyear Tire & Rubber Company in Akron, Ohio, including four years as Vice President of Human Resources for Goodyear North American Tire. During a fifteen year career at United Technologies Corporation, Mr. Cook held key leadership positions, including four years as head of human resources for Carrier Corporation Residential and Light Commercial Systems, a supplier of heating and air conditioning equipment, and eight years as head of human resources for Otis Elevator Asia-Pacific, a supplier of elevators and escalators.

Jeffrey L. Kersten, age 43, has been the Company’s and Predecessor’s Senior Vice President and Corporate Controller since February 1, 2007. He transitioned to that position from the position of Senior Vice President, Restructuring, which he held since October 2006 with the Predecessor. From 2004 to 2006, Mr. Kersten was the Predecessor’s Senior Vice President, Strategy and Business Development. Mr. Kersten joined the Predecessor in 1997, holding financial positions within the Predecessor’s Grand Rapids, Michigan offices until 2001, when he relocated to France and became the Predecessor’s European Regional Finance Leader. Mr. Kersten began his career in 1990 with the accounting firm of Arthur Andersen, where he remained until 1997, specializing in mergers and acquisitions.

Paul Radkoski, age 51, has served as the Predecessor’s and the Company’s Senior Vice President, Global Purchasing, since March 2006. Prior to joining the Predecessor, Mr. Radkoski held various positions within Visteon Corporation, an automotive supplier, from 2000 until 2006, including the position of Vice President,

North America Purchasing and Supplier Management from 2005 to 2006. Earlier in his career, Mr. Radkoski held various purchasing, manufacturing and logistics positions with Lear Corporation from 1997 to 2000 and automobile manufacturers BMW (from 1993 to 1997) and Honda of North America (from 1986 to 1993).

Each of Messrs. Pumphrey, Bernard and Kersten and Dr. Meleghy were officers of Tower Automotive, Inc., the Company’s predecessor (the “Predecessor”), when the Predecessor filed for bankruptcy protection in 2005. Mr. Radkoski joined the Predecessor after it filed for bankruptcy protection. Mr. Schwentor was hired in late 1999 to assist Key Plastics through a bankruptcy process that ran from March 2000 through its conclusion in April 2001 with its sale. Mr. Schwentor remained with the successor company after its emergence from bankruptcy. Mr. Galbato was President and CEO of Armstrong World Industries, Inc. (2001-2003) after it filed for bankruptcy protection.

THE BOARD OF DIRECTORS

Director Independence

The Board of Directors has affirmatively determined that each of Nicholas Chabraja, James Chapman and Jonathan Gallen is independent as defined in accordance with the listing standards of the New York Stock Exchange (the “NYSE”). To be considered “independent,” a director must be determined by the Board of Directors to have no relevant material relationship with the Company, other than as a director of the Company.

The Majority Stockholder controls a majority of our outstanding common stock. As a result, the Company is a “controlled company” within the meaning of the New York Stock Exchange corporate governance standards. Under the New York Stock Exchange rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain New York Stock Exchange corporate governance requirements, including:

•	the requirement that a majority of the Company’s Board consist of independent directors;

•

the requirement that the Company have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purposes and responsibilities;

•	the requirement that the Company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purposes and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees.

The Company currently utilizes these exemptions, although the Board has adopted written charters for the Board’s Nominating and Corporate Governance Committee and for the Board’s Compensation Committee. The Board also intends to conduct annual performance evaluations of both committees. As a controlled company, the Company does not have a majority of independent directors and does not have a compensation committee or nominating and corporate governance committee consisting entirely of independent directors.

Structure

Generally

The Company seeks to maintain an appropriate balance between management and the Board of Directors. The Company does not have a specific policy regarding the separation of the offices of Chairman of the Board and CEO. The Board believes that it is in the best interests of the Company for the Board to make a determination regarding whether or not to separate the roles of Chairman and CEO based upon the circumstances. The Board believes that presently it is in the best interests of the Company that the positions of Chairman of the Board and CEO are separate. The Board believes that this separation is presently appropriate as it allowed the Company to attract Mr. Chabraja to join the Board. The policy also allows the CEO to focus primarily on leading the day-to-day operations of the Company while the Chairman can focus on leading the Board in the performance of its duties. The Board acknowledges that there may be circumstances in the future when it is in the best interests of the Company to combine the positions of Chairman of the Board and CEO.

The Board is obligated to conduct periodic executive sessions of the directors without those directors who are also executive officers of the Company. These directors shall designate one of their number to preside at each session, although it need not be the same director at each session. The Chairman of the Board, as long as he or she is not a member of management, will chair these meetings.

Risk Oversight

The Board has delegated certain duties with respect to risk oversight for the Company to the Board’s Audit Committee. The Audit Committee’s charter identifies the following as falling within the Audit Committee’s purview:

“The Audit Committee shall discuss guidelines and policies developed by Company management and the Board with respect to risk assessment and risk management and the steps that the Company’s management has taken to monitor and control financial risk exposure, including antifraud programs and controls. The Committee shall discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.”

The Audit Committee is charged with the responsibility of reporting back to the full Board with respect to its assessments.

In establishing appropriate compensation levels and programs, the Board’s Compensation Committee considers, among other things, the extent to which the Company’s compensation policies and programs encourage the monitoring and control of risk exposure. The Compensation Committee is also required to report back to the full Board with respect to its assessments.

Advisors

The Board has engaged three advisors who assist Board members in performing their Board functions and responsibilities. These advisors are described below:

Frank E. English, Jr., age 65, became a member of the Company’s Board on August 24, 2010 and transitioned to senior advisor status on September 28, 2010. From 1976 to 2009, Mr. English served in various senior roles at Morgan Stanley & Co., a global financial services firm, including Managing Director and Vice Chairman of Investment Banking from 2002 to 2009. Prior to that, Mr. English held positions in research, investment banking, capital markets and fixed income at Morgan Stanley & Co. Mr. English spent a considerable part of his career at Morgan Stanley & Co. analyzing and advising companies in the automotive industry. Mr. English retired from Morgan Stanley & Co. in 2009. Following his retirement, he served as a Senior Advisor to Morgan Stanley & Co., from 2009 to March 2011. Since 2009, Mr. English has been a director of Arthur J. Gallagher & Co.

Allan D. Gilmour, age 76, became a member of the Company’s Board on August 24, 2010 and transitioned to senior advisor status on September 30, 2010. In January 2011, Mr. Gilmour was named President of Wayne State University. Mr. Gilmour served as Vice Chairman of the board of directors of Ford Motor Company from 2002 to 2005, a position that he previously held from 1992 until his initial retirement in 1995. Mr. Gilmour began his career with Ford Motor Company in 1960. While at Ford, Mr. Gilmour served in a variety of roles, including: President of Ford Automotive Group; Executive Vice President, International Automotive Operations; Vice President, External and Personnel Affairs; Vice President and Controller; Chief Financial Officer; and President of Ford Motor Credit Company. Since 1995, Mr. Gilmour has served on the board of directors of DTE Energy Company. From 1990 to 2007, Mr. Gilmour served on the board of directors of Whirlpool Corporation and from 2006 to 2010 he served on the board of directors of Universal Technical Institute, Inc.

Rande Somma, age 59, became a member of the Company’s Board on August 1, 2007 and transitioned to senior advisor status on September 27, 2010. Mr. Somma has been President of his consulting company, Rande Somma and Associates LLC, since May 2004. Mr. Somma, through his consulting firm, has provided consulting services to the Company since December 1, 2007. Prior to establishing his consulting business, he was the President of Automotive Operations—Worldwide, at Johnson Controls, Inc. from 2002-2003 and was President of Automotive Operations—North America at Johnson Controls from 2000-2002. From 1988 to 2000, Mr. Somma held several different managerial positions in the Automotive Systems Group at Johnson Controls.

Johnson Controls is a Tier 1 supplier of automotive systems and facility management and control products. In the automotive market, it is a major supplier of integrated seating and interior systems and batteries. Prior to joining Johnson Controls, Mr. Somma served in a variety of purchasing, manufacturing and sales positions within the automotive division of Rockwell International. Since 2005, Mr. Somma has been a member of the board of directors of Gentex Corporation, a supplier to the global automotive industry. Additionally, Mr. Somma is currently the Chairman of the Executive Board of the NewNorth Center for Design in Business, a nonprofit learning center for the delivery of intellectual and experiential training programs focused on the development and application of design centric innovation.

Meetings of the Board

The Board (consisting of both the Board of Tower International, Inc. and the Board of Tower Automotive, LLC) held nine meetings during the year ended December 31, 2010. Each director attended at least 75% of all board and applicable committee meetings in 2010 held while such director was a member of the Board or the applicable committee.

Committees of the Board

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee, among other things, assists the Board in its oversight responsibilities relating to the integrity of the Company’s financial statements, the qualifications, independence, compensation and performance of the Company’s independent auditors, the systems of internal accounting and financial controls utilized by the Company, the performance of the internal audit function, the compliance of the Company with legal and regulatory requirements and compliance with the Company’s Code of Business Conduct and Ethics. The Committee is governed by a charter adopted by the Board of Directors. The charter is available on the Company’s website at www.towerinternational.com by following the links to “Investor Relations,” “Corporate Governance” and “Committee Charters” or upon written request to the Company, as set forth below under “Additional Information—Annual Report, Financial and Other Information.” The Audit Committee held seven meetings during 2010.

The Audit Committee currently consists of Messrs. Chapman, Gallen and Schwentor, of whom the Board of Directors has affirmatively determined that Messrs. Chapman and Gallen are independent under the listing standards of the NYSE and applicable SEC rules. The Board of Directors has affirmatively determined that Mr. Schwentor is not an independent director under the listing standards of the NYSE because of the amounts paid by the Company for consulting services that Mr. Schwentor, through his consulting firm, previously provided to the Company, as discussed below. Mr. Chapman is the Chairman of the Committee. During 2010 and prior to October 15, 2010, the date on which the Company’s common stock began trading on the NYSE, Mr. Kapadia also served on the Audit Committee. The Board of Directors has determined that each member of the Committee is “financially literate” as required by the listing standards of the NYSE, as such qualification is interpreted by the Board of Directors in its business judgment. In addition, the Board of Directors has determined that Mr. Chapman qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC. All of the members of the Audit Committee will be independent directors no later than October 14, 2011, as required by SEC and NYSE rules.

Compensation Committee

The Compensation Committee, among other things, facilitates our Board’s discharge of its responsibilities relating to the evaluation and compensation of our executives, oversees the administration of our compensation plans, reviews and determines board member compensation and prepares any report on executive compensation required by the rules and regulations of the SEC and the listing standards of the New York Stock Exchange. The Committee is governed by a charter adopted by the Board of Directors. The charter is available on the Company’s website at www.towerinternational.com by following the links to “Investor Relations,” “Corporate Governance” and “Committee Charters” or upon written request to the Company, as set forth below under “Additional Information—Annual Report, Financial and Other Information.” The Compensation Committee held eight meetings during 2010.

The Compensation Committee currently consists of Messrs. Chabraja, Donovan and Kapadia. Mr. Kapadia is the Chairman of the Committee. During 2010 and prior to October 15, 2010, Larry Schwentor and Rande Somma also served on the Compensation Committee. Because the Company is a “controlled company”, there is no requirement that any member of the Compensation Committee satisfy NYSE or SEC independence requirements.

See “Compensation Discussion and Analysis” below for a description of the Company’s processes and procedures for the consideration and determination of executive compensation.

Role of Compensation Consultants. During 2010, the Company retained Hewitt Associates LLC to assist in the development of the Company’s 2010 Equity Incentive Plan and to review the Company’s other executive compensation programs. In addition, Hewitt provided advice with respect to the equity compensation awards made in connection with the initial public offering of the Company’s common stock completed during October 2010 (the “IPO”).

Compensation Committee Interlocks and Insider Participation. The following individuals served on the Compensation Committee during 2010: Nicholas Chabraja, Dennis Donovan, Dev Kapadia, former director Rande Somma and Larry Schwentor. During 2010, Mr. Chabraja served as the Company’s Chairman of the Board. Information with respect to the related party transactions involving the members of the Compensation Committee is set forth below under “Certain Relationships and Related Transactions—Related Party Transactions.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other things, (i) reviewing the qualifications of, and recommending to our Board, proposed nominees for election to our Board, consistent with criteria approved by our Board, (ii) selecting, or recommending that our Board select, the director nominees for the next annual meeting of stockholders, (iii) developing, evaluating and recommending to our Board corporate governance practices applicable to the Company and (iv) leading our Board in an annual review of the Board and management. The Committee is also responsible for establishing procedures for the consideration of Board candidates recommended by stockholders, including potential nominees for election, as described in greater detail below under “Director Nomination Process.” The Committee is governed by a charter adopted by the Board of Directors. The charter is available on the Company’s website at www.towerinternational.com by following the links to “Investor Relations,” “Corporate Governance” and “Committee Charters” or upon written request to the Company, as set forth below under “Additional Information—Annual Report, Financial and Other Information.” The Nominating and Corporate Governance Committee did not hold any formal meetings during 2010. The Company did not have a Nominating and Corporate Governance Committee prior to the listing of its common stock on the NYSE on October 15, 2010.

The Nominating and Corporate Governance Committee currently consists of Messrs Chabraja, Galbato and Kapadia. Mr. Chabraja, who has been determined by our Board to be independent, is Chairman of the Committee. Because the Company is a “controlled company”, there is no requirement that any member of the Nominating and Corporate Governance Committee satisfy NYSE or SEC independence requirements.

Director Nomination Process. The Nominating and Corporate Governance Committee is responsible for identifying candidates for director nominees. The Board has adopted the following guidelines for the Committee:

“The Nominating and Corporate Governance Committee will consider (a) minimum individual qualifications, including strength of character, mature judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board and (b) all other factors it considers appropriate, which may include age, gender and ethnic and racial background, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations such as antitrust issues, corporate governance background, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board. The Board should monitor the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure.”

The Nominating and Corporate Governance Committee will consider these criteria in the context of the perceived needs of the Board as a whole and intends to seek to achieve a diversity of experience and personal backgrounds on the Board. The Committee will use the same criteria in determining whether to recommend stockholder nominations of candidates for director made pursuant to the procedures set forth in the Company’s Bylaws and described in greater detail below under “Additional Information—Stockholder Proposals and Nominations for Director.”

Non-Employee Director and Board Advisor Compensation

During 2010, in connection with the IPO, the Company implemented a compensation program pursuant to which the Company will offer the following compensation to Board members and Board advisors who are neither employed by us nor parties (either individually or through entities controlled by them) to consulting agreements with us:

•	an annual retainer of $150,000, or $300,000 in the case of the Chairman of the Board;

•	additional annual compensation of $10,000 to the chairman of our Audit Committee and to Frank English for services as an advisor to the Audit Committee; and

•	additional annual compensation of $5,000 to the chairman of our other standing Board committees.

The Board has the discretion to convert up to one half of the annual retainer into equity interests in the Company.

The Company also reimburses each non-employee member of our Board for out-of-pocket expenses incurred in connection with attending our Board and committee meetings. Board members do not participate in a nonqualified deferred compensation plan and we do not pay any life insurance policies for our Board members.

For additional information regarding the compensation of non-employee directors, see below under “Compensation Discussion and Analysis.”

Contacting the Board of Directors

Any stockholder, employee or interested party who desires to communicate with individual directors, a committee of the Board, the Board of Directors as a group, the directors who are not also executive officers as a group or the independent directors as a group, may do so by writing to the Board of Directors, c/o the Secretary of the Company, 17672 Laurel Park Drive North, Suite 400E, Livonia, Michigan 48152, or sending an e-mail to Corporate_Secretary@towerinternational.com. In either instance, the Secretary will forward such communications to the appropriate party. Such communications may be done confidentially.

All communications will be received and processed by the Secretary of the Company. Unless indicated otherwise, communications about accounting, internal control and audits will be referred to the Audit Committee.

All communications required by law or regulation to be relayed to the Board of Directors will be relayed immediately after receipt. Any communications received by management from stockholders or other interested parties which have not also been sent directly to the Board of Directors will be processed as follows: (1) if the party specifically requests that the communication be sent to the Board, the communication will then be promptly relayed to the Board of Directors; and (2) if the party does not request that the communication be sent to the Board of Directors, then management will promptly relay to the Board all communications that management, using its judgment, determines should be relayed to the Board.

Employees may also report misconduct, raise issues or simply ask questions, including with respect to any questionable accounting, internal control or auditing matters concerning the Company, without fear of dismissal or retaliation of any kind. Reports may be made confidentially and/or anonymously through the Company’s Whistleblower Hotline, 888-475-9498.

Corporate Governance

The Company will monitor developments in the area of corporate governance and routinely review its processes and procedures in light of such developments. Accordingly, the Company will review federal laws affecting corporate governance such as the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act as well as various rules promulgated by the SEC and the NYSE.

Corporate Governance Guidelines

In furtherance of this practice, the Board of Directors has approved Corporate Governance Guidelines for the Company. The Corporate Governance Guidelines address, among other things: the role and responsibility of the Board of Directors; Board structure, composition and size; director independence; director qualifications; Board meetings; Board committees; and expectations of Board members. The full text of the Company’s Corporate Governance Guidelines is available on the Company’s website www.towerinternational.com by following links to “Investor Relations,” “Corporate Governance,” “Governance Documents” and “Corporate Governance Guidelines” or upon written request to the Company, as set forth below under “Additional Information—Annual Report, Financial and Other Information.”

Code of Conduct

The Board of Directors has also adopted a Code of Business Conduct and Ethics (“Code of Conduct”) applicable to all of the Company’s employees as well as the members of the Board of Directors. The Code of Conduct, together with the Corporate Governance Guidelines, serves as the foundation for the Company’s system of corporate governance. Among other things, the Code of Conduct: provides guidance for maintaining ethical behavior; requires that directors and employees, including officers, comply with applicable laws and regulations; provides guidance for protecting confidential information and Company assets; regulates conflicts of interest; addresses the Company’s policies with respect to gifts and political contributions; and provides mechanisms for reporting violations of the Company’s policies and procedures, including the Code of Conduct.

In the event that the Company makes any amendment to, or grants any waiver including an implicit waiver from, a provision of the Code of Conduct that applies to the Company’s principal executive officer, principal financial officer or principal accounting officer and that requires disclosure under applicable SEC rules, the Company intends to disclose the amendment or waiver and the reasons therefor on the Company’s website, www.towerinternational.com, within four business days of the date of the amendment or waiver. The full text of the Code of Conduct is available on the Company’s website, www.towerinternational.com, by following links to “Investor Relations,” “Corporate Governance,” “Governance Documents” and “Code of Conduct” or upon written request to the Company, as set forth below under “Additional Information—Annual Report, Financial and Other Information.”

Audit Committee Matters

Audit Committee Report

The Audit Committee monitors the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility with respect to the financial statements and the reporting process of the Company. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to generally accepted accounting principles. The Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2010, with the Company’s management.

2. The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP the independence of that firm.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited consolidated financial statements as of December 31, 2010 and December 31, 2009 and for each of the three years ended December 31, 2010 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

Respectfully submitted,

James Chapman, Chairman

Jonathan Gallen

Larry Schwentor

Pre-Approval Policies and Procedures

The Audit Committee has adopted a written policy for the pre-approval of audit, audit-related and non-audit services to be provided by the Company’s independent registered public accounting firm. In general, the Company’s independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by the Audit Committee in compliance with the Sarbanes-Oxley Act of 2002. Certain basic services may also be pre-approved by the Chairman of the Audit Committee under the policy. However, any service that is not specifically pre-approved under the policy must be specifically pre-approved by the Audit Committee if it is to be provided by the independent registered public accounting firm.

Audit, Audit-Related and Non-Audit Fees

Set forth below are the fees paid by the Company to its independent registered public accounting firm, Deloitte & Touche LLP, for the years indicated, all of which were pre-approved by the Audit Committee or the Board of Directors of the Company (amounts in thousands).

	Year Ended December 31,
Nature of the Fees	2010	2009
Audit fees (includes fees incurred during 2010 for services related to the IPO)	$2,678	$1,451
Audit-related fees	140	—
Tax fees	319	340
All other fees	—	—

Total	3,137	1,791

Audit Fees—Consist of fees for professional services rendered for the audit of the Company’s annual consolidated financial statements, the audit of the Company’s internal control over financial reporting and the review of financial statements included in the Company’s Forms 10-Q, or services that are normally provided by the Company’s independent registered public accounting firm in connection with statutory or regulatory filings or engagements for the applicable years. In 2010, such services include those associated with reports or other documents filed with the SEC, such as the issuance of consents, filings on Form 8-K, responding to SEC comment letters or other inquiries by regulators related to accounting or disclosure matters, as well as the issuance of comfort letters related to securities offerings. Audit fees during 2010 include approximately $0.6 million for services provided in connection with the IPO and an offering of debt securities.

Audit-Related Fees—Consist of fees for services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including fees for the performance of audits and attestation services not required by statute or regulations; audits of the Company’s employee benefit plans; due diligence activities related to mergers, acquisitions and investments; and accounting consultations about the application of generally accepted accounting principles to proposed transactions.

Tax Fees—Consist of fees for tax compliance, tax planning and tax advice. Corporate tax services encompass a variety of permissible services, including: technical tax advice related to U.S. and international tax matters; assistance with foreign income and withholding tax matters; assistance with sales tax, value added tax and equivalent tax related matters in local jurisdictions; preparation of reports to comply with local tax authority transfer pricing documentation requirements; and assistance with tax audits.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following discusses the compensation of the Named Executive Officers of the Company. As used in this proxy statement, the term “Named Executive Officers” refers to:

•	Mark Malcolm, our President and Chief Executive Officer;

•	James Gouin, our Executive Vice President and Chief Financial Officer;

•	Michael Rajkovic, our Executive Vice President and Chief Operating Officer;

•	William Pumphrey, our President, Americas; and

•	Gyula Meleghy, our President, International Operations.

Compensation Program Objectives and Philosophy

The primary objectives of our compensation programs are to (i) attract, motivate and retain the best executive officers with the skills necessary to successfully manage our business, and (ii) align the interests of our executive officers with stockholders by rewarding them for strong company performance. In support of these objectives, we:

•	seek to provide a total compensation package that is competitive with other companies in our industry and other companies of a similar size and complexity;

•	evaluate and reward executive officers based on dynamic factors such as adopting and overseeing the implementation of processes designed to drive sustainable productivity and profitable growth; and

•

provide a meaningful portion of the total compensation package in the form of awards tied to the operating performance of our company. Our key performance measures are tied to Ongoing Margin Improvement, Adjusted EBITDA and Cash Flow, each as described below.

Compensation-Setting Process

The Compensation Committee of our Board has responsibility for oversight and review of our total compensation strategy, including the design and monitoring of certain compensation plans such as our annual cash bonus plan, which we sometimes refer to as the Tower Bonus Plan. In addition, the Compensation Committee determines the compensation of our Chief Executive Officer and reviews and approves the compensation of our Named Executive Officers. In setting and reviewing compensation for our Named Executive Officers, the Compensation Committee evaluates the compensation components that it believes support our company’s objectives and philosophy.

The Compensation Committee reviews the appropriateness and effectiveness of our compensation programs. The Compensation Committee approves target award opportunities and performance criteria to be utilized in our annual cash bonus plan. In addition, the Compensation Committee is responsible for determining equity-based awards, and establishing and monitoring long-term incentive plans.

The Compensation Committee considers competitive market practices with respect to the compensation of our Named Executive Officers. The Compensation Committee also considers, in its discretion, compensation levels for our Named Executive Officers as compared to those of executives holding similar positions at other domestic and international manufacturing companies that the Committee views as comparable in terms of size and complexity of business, with additional consideration given to individual credentials.

In 2010, the Compensation Committee engaged an independent consultant, Hewitt Associates LLC, to provide it with advice and comparative analyses of various elements of executive compensation, including annual salary, annual variable bonus, total targeted annual cash compensation and long-term incentives. The Compensation Committee has engaged Meridian Compensation Partners, LLC to provide it with similar analyses for future periods.

Role of Executive Officers in Executive Compensation

The Compensation Committee determines the total compensation for our Chief Executive Officer. Our Chief Executive Officer plays no role in determining his own compensation.

The Compensation Committee also determines the total compensation of our other Named Executive Officers acting with advice from our Chief Executive Officer. Although the Compensation Committee utilizes and considers comments, advice and recommendations of our Chief Executive Officer, the final decision with respect to compensation levels and components of the other Named Executive Officers remains with the Compensation Committee.

Components of Compensation

Our compensation programs consist of several components, although particular individuals may not be eligible for each component. The guiding principles of our compensation programs remain consistent throughout the various components. In each instance, we seek to incentivize and retain our Named Executive Officers by providing competitive compensation while at the same time aligning the interests of our Named Executive Officers with those of our stockholders. The principal components of our compensation programs for the Named Executive Officers are: annual base salary; annual cash bonus incentive compensation; long term incentive compensation programs; equity incentive awards; retirement benefits; severance benefits; perquisites; and employment agreements, which contain termination benefits. The Compensation Committee considers such applicable components as part of an entire compensation package for our Named Executive Officers and does not ascribe weightings to any particular component.

Annual Base Salary

We use base salary to attract and retain highly qualified executive officers. When establishing base salaries for the Named Executive Officers, the Compensation Committee and the Chief Executive Officer (other than for himself) consider a number of factors, including the seniority, skills and experience of the individual, the individual’s prior salary, the functional role of the position, and the level of the Named Executive Officer’s responsibilities. The leading factors in determining increases in base salary include the performance, experience and skills of the individuals, and the employment market for senior executives with similar levels of experience and skills.

During 2009, in light of the economic environment in the automobile industry, Mr. Malcolm proposed to us, and we accepted, a reduction in his base salary by 20% and the other Named Executive Officers proposed to us, and we accepted, reductions in their base salaries by 10%. Such reductions became effective February 1, 2009. Mr. Malcolm and the other Named Executive Officers took such temporary pay reductions to illustrate their willingness to place our company’s interests ahead of their personal interests during a challenging year. Commencing January 1, 2010, when it appeared that the economic crisis had abated sufficiently to permit an adjustment in the salaries of our Named Executive Officers, the base salaries for each of our Named Executive Officers were restored to the levels that existed immediately prior to these reductions. In August 2010, we increased the base salaries of our Named Executive Officers by five percent to reflect their contribution to the Company’s improved financial performance.

Annual Cash Bonus Incentive Compensation

We believe that annual cash incentive awards motivate our Named Executive Officers and reward them for annual business results that help create value for our stockholders. Each year, the Compensation Committee establishes an annual Tower Bonus Plan for the Named Executive Officers based on financial targets determined by the Compensation Committee. Other employees participate in our Tower Bonus Plan as well.

2010 Tower Bonus Plan

In February, 2010, the Compensation Committee approved the 2010 Tower Bonus Plan. The Compensation Committee established the level of performance necessary for the Named Executive Officers to earn their targeted payouts and assigned each Named Executive Officer a target percentage of base salary. In August 2010, the Compensation Committee increased the targeted bonus payouts for each of our Named Executive Officers by five percentage points each to reflect their contribution to the Company’s improved financial performance.

For 2010, the Compensation Committee designated Ongoing Margin Improvement, Adjusted EBITDA and Cash Flow as the three financial measures used to determine payouts. Ongoing Margin Improvement performance accounted for 40% of the total award, Adjusted EBITDA performance accounted for 30% of the total award and Cash Flow performance accounted for 30% of the total award.

We defined “Ongoing Margin Improvement” as the amount by which Adjusted EBITDA in 2010 exceeded Adjusted EBITDA in 2009, excluding the impact of volume, mix and foreign exchange. We determine the impact of volume, mix and foreign exchange on Adjusted EBITDA pursuant to policies that we utilize to manage our business and measure our performance throughout the year. The Compensation Committee excluded the impact of volume, mix and foreign exchange in order to reward management if our company were able to successfully implement operational efficiencies to more than offset cost increases.

We defined “Adjusted EBITDA” as net income/(loss) before interest, taxes, depreciation, amortization, restructuring items and other adjustments described in our reports filed with the Securities and Exchange Commission. The Compensation Committee chose this as a performance measure because it is consistent with how management evaluates the business.

We defined “Cash Flow” as the amount of the reduction or increase in our net debt, excluding the effect of foreign currency, acquisitions, debt refinancing, special compensation incentive programs and the Company’s initial public offering in October, 2010. Net debt is defined as total debt less cash and cash equivalents. The Compensation Committee designated Cash Flow as a performance measure in order to focus our management on freeing up cash to fund profitable growth.

The Compensation Committee retained discretion to adjust the calculation of Ongoing Margin Improvement, Adjusted EBITDA and Cash Flow to account for unanticipated events.

The Compensation Committee also established a minimum threshold of performance necessary in order to earn any payouts under the 2010 Tower Bonus Plan. That minimum threshold involved achieving $130 million of Adjusted EBITDA ($5 million greater than 2009 Adjusted EBITDA of $125 million) and maintaining compliance with all covenants relating to our bank debt during 2010. There is no maximum payout under the plan. The 2010 Tower Bonus Plan was designed in this manner to motivate the Named Executive Officers and other employees to meet and exceed established performance levels.

The 2010 Tower Bonus Plan established a scale for each performance measure displaying the percent payout relative to a 100% target bonus payout at varying achievement levels. Each scale shows a threshold amount that must be satisfied to earn a payment and the amount necessary to achieve a 100% payout. The scale also shows the payouts at various achievement levels above the 100 percent amount. See the table below for each scale.

Ongoing Margin Improvement (Excluding Volume, Mix & Exchange) 40%		Adjusted EBITDA 30%		Cash Flow 30%
Achievement ($Mils)	Payout (%)	Achievement ($Mils)	Payout (%)	Achievement ($Mils)	Payout (%)
(10)	0%	130	0%	(45)	0%
(5)	50%	135	25%	(42)	25%
0	75%	140	75%	(37)	50%
5	100%	148	100%	(31)	100%
10	120%	155	115%	(27)	105%
15	140%	160	125%	(17)	120%
20	170%	165	135%	(7)	135%
25	200%	170	150%	3	150%
30	250%	175	165%	8	160%
35	300%	180	180%	13	175%
40	350%	185	200%	23	200%

Payout percentages set forth in the above table were adjusted ratably between bands of payout percentages.

The performance necessary for the Named Executive Officers to earn their targeted payouts were established by the Compensation Committee at levels intended to be challenging, attainable and aligned with our 2010 business plan.

For 2010, we met the thresholds necessary to pay bonuses under the 2010 Tower Bonus Plan. We achieved compliance with the minimum requirements for a bonus payout in that (i) Adjusted EBITDA exceeded $130 million, and (ii) we were able to satisfy our bank covenants.

Our calculated Ongoing Margin Improvement was negative $23.3 million, which was below the negative $10 million threshold required to generate a payout under this measure. Therefore, no payout was generated by this measure under the 2010 Tower Bonus Plan.

2010 Adjusted EBITDA was $190.2 million; or $65.2 million greater than 2009 Adjusted EBITDA of $125 million. Because the Ongoing Margin Improvement measure excludes the effect of volume, mix and foreign exchange, the $65.2 million improvement from 2009 Adjusted EBITDA was offset by $88.5 million associated with the effect of volume, mix and foreign exchange. Ongoing Margin Improvement was negatively affected primarily by unfavorable pricing and economic cost increases, an increase in selling, general and administrative expenses and other items.

Our Adjusted EBITDA for 2010 was $190.2 million. For 2010 Tower Bonus Plan purposes, however, the Compensation Committee elected to reduce that amount by $7.3 million (the amount of the Company’s impairment charge associated with its solar project). Therefore, the Adjusted EBITDA used for 2010 Tower Bonus Plan calculations was $182.9 million.

Our Cash Flow for 2010 was $22.3 million, which was above the negative $45 million threshold required to generate a payout under this measure. Our Cash Flow exceeded our business plan for 2010 primarily due to the effect of higher Adjusted EBITDA.

Each Named Executive Officer was assigned a target bonus, expressed as a percentage of such participant’s base salary. Mr. Malcolm’s effective target bonus was 127.1%. Mr. Malcolm’s target bonus was increased from 125% to 130% for the last five months of 2010. Messrs. Gouin and Rajkovic each had an effective target bonus of 102.1%. Each had his target bonus increased from 100% to 105% for the last five months of 2010. Each of Mr. Pumphrey and Dr. Meleghy had an effective target bonus of 77.1%. Each had his target bonus increased from 75% to 80% for the last five months of 2010 to reflect their contribution to the Company’s improved financial performance.

By applying the results for each measure to the 2010 Tower Bonus Plan table shown above, we calculated a final payout of 117% of the targeted bonuses for each of the Named Executive Officers. We calculated Mr. Malcolm’s 2010 Tower Bonus Plan payment as follows: (i) the payout percentage of 117% multiplied by (ii) Mr. Malcolm’s individual bonus target percentage of base salary (127.1%) multiplied by (iii) Mr. Malcolm’s base salary of $816,667, resulting in a $1,214,850 overall bonus award. We calculated the 2010 Tower Bonus Plan payouts for the other Named Executive Officers in the same manner.

2011 Tower Bonus Plan

In January, 2011, the Compensation Committee approved the 2011 Tower Bonus Plan. The 2011 plan has been structured in a manner similar to the 2010 Tower Bonus Plan. The Compensation Committee established the level of performance necessary for the Named Executive Officers to earn their targeted payouts and assigned each Named Executive Officer a target percentage of base salary.

For 2011, the Compensation Committee designated “2011 Adjusted EBITDA versus 2010 Adjusted EBITDA, excluding the impact of volume, mix and foreign exchange” (which is the same as Ongoing Margin Improvement used in the 2010 Tower Bonus Plan), “Adjusted EBITDA”, “Cash Flow” and “Increase in 2013 Sales Backlog” as the four financial measures used to determine payouts. The first three measures are similar to the ones used under the 2010 Tower Bonus Plan, and the fourth measure is new for 2011. The Compensation Committee added the Increase in 2013 Sales Backlog measure to encourage Named Executive Officers and other employees to focus on revenue growth. One key metric to assess revenue growth is “sales backlog”, or net new business. Because of the long lead times associated with newly awarded business, the measure is tied to 2013. 2011 Adjusted EBITDA versus 2010 Adjusted EBITDA, excluding the impact of volume, mix and foreign exchange, will account for 15% of the total award, Adjusted EBITDA performance will account for 40% of the total award, Cash Flow performance will account for 30% of the total award and Increase in 2013 Sales Backlog will account for 15% of the total award.

Equity-Based Incentive Awards

We believe providing our Named Executive Officers with equity interests in our company motivates them to make decisions that will build the long-term value of our company and aligns their interests with those of our stockholders.

2010 Equity Incentive Plan

During 2010, our Board adopted a new equity incentive plan—which we refer to as our 2010 Equity Incentive Plan—pursuant to which a total of 4,600,000 shares of our common stock are authorized for issuance in the form of stock options, restricted stock awards and other equity-based awards. See “—Long Term Incentive Compensation Awards” below. During 2010, we granted stock options and restricted stock units to our Named Executive Officers under the 2010 Equity Incentive Plan

In addition to the RSUs described below under “—Long-Term Incentive Compensation Awards”, the Compensation Committee granted stock options covering 457,098 shares of our common stock to our Named Executive Officers and other employees during 2010. These options will vest ratably on March 1, 2012, March 1, 2013 and March 1, 2014. Such stock options will also vest in full upon the occurrence of a change in control of our company as defined in our 2010 Equity Incentive Plan. With respect to these stock options, we granted stock options covering the following number of shares of our common stock to the following persons: Mr. Malcolm, 100,227 shares; Mr. Gouin, 28,189 shares; Mr. Rajkovic, 45,938 shares; Mr. Pumphrey, 28,189 shares; Dr. Meleghy, 28,189 shares; and all other executive officers as a group, 38,628 shares. These options have an average exercise price of $13.00. In considering the number of shares to be subject to the specific options grants, just as was done with respect to the specific RSUs grants described below, the Compensation Committee focused principally on the responsibilities of the individuals involved and the relationship of those responsibilities to our company’s overall performance.

Long Term Incentive Compensation Awards

We entered into long-term compensation agreements with senior executives, including all of our Named Executive Officers and certain directors and advisors, as a means of recognizing their performance since August 1, 2007. We refer to these agreements collectively as our 2010 Long-Term Incentive Program. The Compensation Committee believes that this program will serve as a retention and motivation tool, as well as further align the interests of the Named Executive Officers with our stockholders. Pursuant to these agreements, in connection with the consummation of our IPO, we granted restricted stock units (“RSUs”) covering the following number of shares of our common stock to the Named Executive Officers, as well as to other executive officers, board member Larry Schwentor and senior advisor Rande Somma. All such RSUs were granted under our 2010 Equity Incentive Plan.

•	for our Named Executive Officers: Mr. Malcolm, 508,312 RSUs; Mr. Gouin, 237,213 RSUs; Mr. Rajkovic, 338,875 RSUs; Mr. Pumphrey, 135,550 RSUs; and Dr. Meleghy, 135,550 RSUs;

•	for other executive officers as a group: 203,325 RSUs;

•	for board member Larry Schwentor, 74,354 RSUs; and

•	for consultant and former board member Rande Somma, 130,446 RSUs.

Such RSUs will vest according to the following schedule:

•	fifty percent of the RSUs will vest on July 20, 2011, which date we refer to as the First Vesting Date; and

•	the balance of the RSUs will vest on April 20, 2012, which date we refer to as the Second Vesting Date.

In addition, on March 3, 2011 the Compensation Committee of the Board of Directors of the Company granted the following RSUs pursuant to our 2010 Equity Incentive Plan.

•	for our Named Executive Officers: Mr. Malcolm, 22,703 RSUs; Mr. Gouin, 6,385 RSUs; Mr. Rajkovic, 10,405 RSUs; Mr. Pumphrey, 6,385 RSUs; and Dr. Meleghy, 6,385 RSUs; and

•	for other executive officers as a group: 11,498 RSUs.

The RSUs granted on March 3, 2011 will vest ratably on March 1, 2012, March 1, 2013 and March 1, 2014.

All RSUs described above will vest on the vesting dates described above if the executive is employed by us on such vesting date. Such RSUs will also vest in full upon the occurrence of a change in control of our company, as defined in our 2010 Equity Incentive Plan.

The RSUs granted in connection with the consummation of the IPO shall also vest for an executive in the event that we or one of our applicable affiliates terminate the executive’s employment for any reason other than for “cause”, as defined in the plan, or the executive’s employment terminates due to death or disability. In the case of such a non-cause termination,

•

that occurs prior to the First Vesting Date, 50% of the RSUs will vest on the earlier to occur of (i) the First Vesting Date and (ii) December 31 of the calendar year during which such non-cause termination occurs; and

•

that occurs after the First Vesting Date but before the Second Vesting Date, 100% of the RSUs will vest on the earlier to occur of (i) the Second Vesting Date and (ii) December 31 of the calendar year during which such non-cause termination occurs.

The RSUs granted on March 3, 2011 shall also become immediately vested in the event that the executive’s employment terminates due to death or disability.

Management Incentive Plan

Tower Automotive Management, LLC, an affiliate of our company, consummated the sale of units of non-voting membership interests in itself, which we refer to as the Management MIP Units, to eight of our executive officers, including each of the Named Executive Officers, and to certain of our board members and consultants. Tower Automotive Management, LLC made such sales pursuant to the Tower Automotive Management, LLC management incentive plan. In this Proxy Statement, we refer to Tower Automotive Management, LLC as Tower Management, LLC, and we refer to the Tower Automotive Management, LLC management incentive plan as the MIP.

Tower Management, LLC, in turn, purchased an equal number of equity interests in our company. In connection with the Corporate Conversion, these units became equity interests in Tower International Holdings, LLC, our principal stockholder. We refer to these units as MIP Units. Tower International Holdings, LLC has the same capital structure as we had prior to the consummation of the Corporate Conversion. Tower Management, LLC has no assets other than the MIP Units. Accordingly, the Management MIP Units held by our Named Executive Officers and certain of our board members and consultants represent indirect ownership interests in the MIP Units.

The MIP is designed to align the interests of Management MIP Unit holders with those of our stockholders by providing such holders with an indirect ownership interest in us.

We awarded a cash bonus payment to each Named Executive Officer in an amount equal to the purchase price for the Management MIP Units ($500 per unit) together with a “gross-up” payment intended to compensate each Named Executive Officer for the estimated income taxes such person would incur as a result of receiving the bonus payment. Executives, including the Named Executive Officers, purchased an aggregate of 925 Management MIP Units for an aggregate purchase price of $462,500. In connection with the related purchases, we awarded bonuses to our executives in an aggregate amount of $462,500 and aggregate gross-up payments that totaled $267,072. Mr. Malcolm purchased 300 Management MIP Units; Messrs. Gouin and Pumphrey and Dr. Meleghy each purchased 100 Management MIP Units; and Mr. Rajkovic purchased 175 Management MIP Units.

The Management MIP Units, when purchased, were subject to time-vesting and performance-vesting requirements. In 2010, the Compensation Committee removed the performance-vesting requirements for our executives in exchange for application of the time-vesting requirement to 100% of the awarded Management MIP Units. In making a recommendation to our board in support of the elimination of the performance-based vesting metric, the Compensation Committee determined that changing the original performance-based vesting event targets to time-vesting events would foster the retention of key executives. The Compensation Committee did not believe it was necessary to reset the performance-based vesting event in order to achieve these goals. For each of Messrs. Malcolm, Rajkovic and Pumphrey and Dr. Meleghy, 25% of the participant’s time-based Management MIP Units vested on August 1, 2008, and the remaining time-based Management MIP Units are scheduled to vest in equal amounts on the successive three anniversaries of the first vesting date. For Mr. Gouin, 25% of his Management MIP Units vested on November 19, 2008, and his remaining time-based Management MIP Units are scheduled to vest in equal amounts on the successive three anniversaries of his first vesting date. In connection with the elimination of the performance vesting requirements that were applicable to a portion of the Management MIP Units, each participant became vested in the number of his performance-based Management MIP Units that would have been vested as of such date had they originally been subject to the same vesting requirements as the time-based Management MIP Units. The remainder of each of such performance-based Management MIP Units will vest in accordance with the same schedule as their time-based Management MIP Units. Management MIP Units also fully vest if a “Liquidation Event” (as defined in the MIP) occurs while a holder is employed by us. A “Liquidation Event” under the MIP occurs if we sell all or substantially all of our assets, if we consummate a merger, acquisition or sale in which our stockholders receive consideration for at least 50% of their equity interests, if we liquidate or dissolve or if Tower International Holdings, LLC undergoes a reorganization or similar transaction that its board of managers declares to be a Liquidation Event.

In connection with the closing of our senior secured notes offering and the consequent repayment of our outstanding first lien term loan (excluding our related letter of credit facility) consummated in August 2010, Cerberus caused one of its affiliates to cancel $25 million of aggregate principal amount of indebtedness under our first lien term loan in exchange for equity in our company. Prior to the date on which the $25 million of indebtedness was cancelled, the preferred, common and MIP units of Tower Automotive, LLC were converted into a single class of capital units. Upon the cancellation of such $25 million of indebtedness, no new capital units were issued. Instead, the vesting was revised with respect to the capital units that are held by the former holder of the MIP units. Under Tower International Holdings, LLC’s operating agreement, such holder is not entitled to receive distributions from Tower International Holdings, LLC until a specified amount of distributions (which is referred to as the “Reference Amount”) is paid to the other holders of capital units. As a result of the cancellation of indebtedness, the Reference Amount was increased by $25 million, together with interest accruing on that amount from August 24, 2010. Accordingly, holders of Management MIP Units will not be entitled to any distributions from Tower International Holdings, LLC until Cerberus receives distributions from Tower International Holdings, LLC of $205.9 million (which amount reflects the increase in the Reference Amount described above) plus a ten percent return on unpaid distributions, such return running from July 31, 2010 with respect to $180.9 million of such gross amount and from August 24, 2010 with respect to the balance. At the time of the Corporate Conversion, a total of 8,500 capital units of Tower International Holdings, LLC were owned by Cerberus and a total of 1,500 capital units of Tower International Holdings, LLC were owned by Tower Management, LLC. See “—2010 Outstanding Equity Awards at Fiscal Year-End” below for additional information regarding the Management MIP Units.

Special Incentive Compensation

In February 2010, our Compensation Committee approved the creation of a special incentive program, which we refer to as the Special Incentive Program. The Special Incentive Program provided for an aggregate bonus pool of $5.5 million. The Special Incentive Program was designed to recognize the performance of the Named Executive Officers and certain other senior executives in our achieving certain events, including the retirement of our first lien term loan.

Our Board determined that the closing of our senior secured notes offering and the consequent repayment of the outstanding first lien term loan (excluding the related letter of credit facility) triggered the payment of awards under the Special Incentive Program. Accordingly, in connection with that offering (consummated in August 2010), Messrs. Malcolm, Gouin, Rajkovic and Pumphrey and Dr. Meleghy received cash bonuses under the Special Incentive Program in the amounts of $1,750,000, $1,000,000, $1,350,000, $400,000 and $400,000, respectively. Our Board also amended the Special Incentive Program to provide for the payment of $1.2 million to certain executive officers upon the earlier to occur of the consummation of our IPO or August 24, 2011; as a result, Mr. Pumphrey and Dr. Meleghy each received $345,000 of such amount in connection with our IPO.

Defined Contribution Plan Retirement Benefits

We maintain a 401(k) Plan, a qualified defined contribution plan, and the Named Executive Officers other than Dr. Meleghy are eligible to participate in this plan. We match 100% of the first 1% of each participant’s compensation that is contributed to the plan and 50% of the next 5% of such participant’s compensation that is contributed to the plan.

Employment Agreements and Severance Benefits

We have entered into employment agreements with each of the Named Executive Officers, other than Mr. Pumphrey, whose employment terms are set forth in an offer letter. The employment agreements provide for the payment of severance benefits to the Named Executive Officers under specified circumstances. In entering into these agreements, we considered the benefit of receiving confidentiality, non-competition, non-solicitation and non-disparagement protections. The amount and type of benefits under the employment agreements are described below under “—Potential Payments Upon Termination—Severance—Employment Agreements.”

Perquisites and Other Benefits

Messrs. Malcolm, Gouin, Rajkovic and Pumphrey receive non-accountable cash perquisites in annual gross amounts of $25,000, $25,000, $25,000 and $35,000, respectively. We consider such amounts to be market competitive and part of the compensation package we believe is necessary to attract key talent. There are no restrictions on how each Named Executive Officer may use such cash perquisites.

The Named Executive Officers participate in our other benefit plans on the same terms as other employees. These plans include medical and dental insurance and life insurance.

Stock Ownership Guidelines

There are currently no equity ownership requirements or guidelines that any of our Named Executive Officers or other employees must meet or maintain.

Policy Regarding Restatements

For 2010, we did not have a formal policy requiring a fixed course of action with respect to compensation adjustments following a restatement of financial results. If we were to consider a restatement of our financial statements for years through 2010, our Board or the Compensation Committee would evaluate whether future compensation adjustments were appropriate based upon the facts and circumstances surrounding the restatement.

The Compensation Committee will take appropriate action to comply with any new “clawback” regulations to be promulgated by the SEC pursuant to the Dodd-Frank Act in the event that we restate our financial statements due to material noncompliance with any financial reporting requirement under applicable securities laws.

Stockholder Advisory Vote to Approve the Compensation of Named Executive Officers

As described elsewhere in this proxy statement, at least once every three years, our annual proxy materials will include a resolution seeking stockholder approval of the compensation paid to our Named Executive Officers (a say-on-pay vote). The first stockholder advisory vote will occur at the 2011 annual meeting of stockholders. The stockholder vote is non-binding. In future years, the Compensation Committee will disclose in the Compensation Discussion and Analysis how the Compensation Committee considered the results of the most recent vote and how the most recent vote affected the compensation policies and decisions related to our Named Executive Officers.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1 million per year paid by a publicly held corporation to its chief executive officer, chief financial officer and to each of its three other most highly compensated executive officers, unless the compensation qualifies as “performance-based” or is otherwise exempt from Section 162(m). Under a transition rule, for a limited period of time after a company becomes publicly held, the deduction limits do not apply to any compensation paid pursuant to a compensation plan or agreement that existed during the period in which the corporation was not publicly held. The Compensation Committee will consider the potential impact of Section 162(m) on compensation decisions, and intends to maintain flexibility to approve compensation for an executive officer that does not meet the deductibility requirements of Section 162(m) in order to provide competitive compensation packages.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

Dev Kapadia, Chairman

Nicholas Chabraja

Dennis Donovan

COMPENSATION TABLES

2010 Summary Compensation Table

The following table summarizes the compensation paid by us to the Named Executive Officers for services rendered during the fiscal years ended December 31, 2010, 2009 and 2008.

Name and Principal Position	Year		Salary		Bonus		Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)		All Other Compensation		Total
Mark Malcolm	2010		$816,667		$—		$6,608,056	$716,623	$2,964,850	(4)	$28,963	(5)	$11,135,159
President and Chief Executive Officer	2009		$653,333	(6)	$—		$—	$—	$552,718		$26,260	(7)	$1,232,311
	2008		$800,000		$247,117	(8)	$—	$—	$999,200		$26,470	(7)	$2,072,787

James Gouin	2010		$459,375		$—		$3,083,769	$201,551	$1,548,986	(9)	$27,275	(10)	$5,320,956
Executive Vice President and Chief Financial Officer	2009		$408,750	(11)	$—		$—	$—	$281,565		$26,199	(7)	$716,514
	2008		$450,000		$82,372	(8)	$—	$—	$562,050		$26,200	(7)	$1,120,622

Michael Rajkovic	2010		$561,458		$—		$4,405,375	$328,457	$2,020,983	(12)	$26,028	(13)	$7,342,301
Executive Vice President and Chief Operating Officer	2009		$499,584	(11)	$—		$—	$—	$344,135		$26,260	(7)	$869,979
	2008		$550,000		$144,152	(8)	$—	$—	$686,950		$26,403	(7)	$1,407,505

William Pumphrey	2010		$459,375		$—		$1,762,150	$201,551	$1,159,619	(14)	$37,267	(15)	$3,619,962
President, Americas	2009		$408,750	(11)	$—		$—	$—	$211,174		$73,184	(16)	$693,108
	2008		$450,000		$82,372	(8)	$—	$—	$421,538		$36,537	(17)	$990,447

Gyula Meleghy	2010	(18)	$431,200		$—		$1,762,150	$201,551	$1,119,949	(19)	$40,752	(20)	$3,555,602
President, International Operations (8)	2009	(21)	$418,560	(11)	$—		$—	$—	$216,242		$319,967	(22)	$954,769
	2008		$460,800		$107,944	(23)	$—	$—	$431,654		$578,187	(24)	$1,578,585

(1)	Represents the grant date fair value of stock awards. The assumptions used by us in making these calculations are described in Note 14 of the Notes to our 2010 year-end consolidated financial statements as set forth in our Annual Report on Form 10-K for the year ended December 31, 2010.
(2)	Represents the dollar amount recognized by us for financial statement purposes as the grant date fair value of stock options. The assumptions used by us in making these calculations are described in the above-mentioned Note 14.
(3)	Amounts earned pursuant to the Tower Bonus Plan and, in 2010, amounts earned pursuant to our Special Incentive Program.
(4)	Represents a Special Incentive Program payment of $1,750,000 and $1,214,850 earned pursuant to the 2010 Tower Bonus Plan.
(5)	Represents non-accountable cash perquisites of $25,000 and income associated with certain benefits and company paid benefits.
(6)	For 2009, reflects a 20% voluntary reduction in annual base salary from February through December 2009.
(7)	Represents a non-accountable cash perquisite of $25,000, income associated with certain benefits and company paid benefits.
(8)	Represents a bonus paid to the executive in connection with his purchase of Management MIP Units.
(9)	Represents a Special Incentive Program payment of $1,000,000 and $548,986 earned pursuant to the 2010 Tower Bonus Plan.
(10)	Represents a non-accountable cash perquisite of $25,000 and income associated with certain benefits and company paid benefits.
(11)	For 2009, reflects a 10% voluntary reduction in annual base salary from February through December 2009.
(12)	Represents a Special Incentive Program payment of $1,350,000 and $670,983 earned pursuant to the 2010 Tower Bonus Plan.
(13)	Represents a non-accountable cash perquisite of $25,000 and income associated with certain benefits and company paid benefits.
(14)	Represents a Special Incentive Program payment of $745,000 and $414,619 earned pursuant to the 2010 Tower Bonus Plan.
(15)	Represents a non-accountable cash perquisite of $35,000, and income associated with certain benefits and company paid benefits.
(16)	Represents a non-accountable cash perquisite of $35,000, a guaranteed payment pursuant to the terms of Mr. Pumphrey’s offer letter of $36,986, income associated with certain benefits and company paid benefits.
(17)	Represents a non-accountable cash perquisite of $35,000, income associated with certain benefits and company paid benefits.
(18)	For 2010, amounts for Dr. Meleghy were converted from Euros to U.S. dollars using an exchange rate of €1.00 to $1.32.
(19)	Represents a Special Incentive Program payment of $730,760 and $389,189 earned pursuant to the 2010 Tower Bonus Plan.
(20)	Represents the cost of a company vehicle of $19,710, a company paid private healthcare subsidy of $14,625, cell phone costs of $6,179 and other company paid benefits.
(21)	For 2008 and 2009, amounts for Dr. Meleghy were converted from Euros to U.S. dollars using the exchange rate of €1.00 to $1.44 and from Yen to U.S. dollars using the exchange rate of ¥92.43 to $1.00.
(22)	Represents the cost of a company vehicle of $19,039, cell phone costs of $14,674, a non-accountable cash perquisite of $10,800 and company paid insurance payments of $15,846. Also, includes allowances pursuant to Dr. Meleghy’s expatriate assignment which includes $48,600 as a goods and services allowance, $9,806 as a car and driver allowance, $77,825 as a housing allowance, $3,253 as a utilities allowance, $6,395 as a home leave allowance, $1,921 as a furniture allowance, $1,812 as a club membership allowance, and $109,996 in tax gross-ups.
(23)	Includes $50,704 paid to Dr. Meleghy in connection with his purchase of Management MIP Units and $57,240 representing a retention bonus.
(24)	Represents a non-accountable cash perquisite of $21,600 and company paid insurance premiums of $15,515. Also, includes allowances pursuant to Dr. Meleghy’s expatriate assignment, which includes $97,200 as a goods and services allowance, $19,612 as a car and driver allowance, $168,776 as a housing allowance, $5,831 as a utilities allowance, $16,903 as a home leave allowance, $14,033 as a furniture allowance, $3,953 as a club membership allowance, $23,450 as an education allowance and $191,313 in tax gross-ups.

Grants of Plan-Based Awards

The following sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2010 made to our Named Executive Officers.

Name	Grant Date	Stock Awards: Number of Shares of Stock or Units (1) (#)	Option Awards: Number of Securities Underlying Options (2) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3),(4)
Mark Malcolm	10/14/2010		100,227	$13	$716,623
	10/15/2010	508,312			$6,608,056
James Gouin	10/14/2010		28,189		$201,551
	10/15/2010	237,213			$3,083,769
Michael Rajkovic	10/14/2010		45,938	$13	$328,457
	10/15/2010	338,875			$4,405,375
William Pumphrey	10/14/2010		28,189		$201,551
	10/15/2010	135,550			$1,762,150
Gyula Meleghy	10/14/2010		28,189	$13	$201,551
	10/15/2010	135,550			$1,762,150

There are no estimated future payouts under equity or non-equity incentive plan awards that were granted or earned in 2010. Amounts earned under the 2010 Tower Bonus Plan are reflected in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan.” For information regarding the range of payouts under the 2010 Tower Bonus Plan, see “Components of Compensation—Annual Cash Bonus Compensation—2010 Tower Bonus Plan.”

(1)	Awards reflect the number of RSUs granted to the Named Executive Officers.
(2)	Awards reflect the number of shares of common stock covered by the stock options granted to the Named Executive Officers.
(3)	Grant date fair value of stock options is $13 per share, multiplied by a modified Black Scholes valuation of 55%, multiplied by the number of shares of common stock covered by the stock options granted to the Named Executive Officers.
(4)	Grant date fair value of RSUs is $13 per share, multiplied by the number of RSUs awarded.

The stock options and RSUs granted during 2010 were granted pursuant to our 2010 Equity Incentive Plan. That plan authorizes the grant of the following types of awards: nonqualified stock options, or NSOs, incentive stock options, or ISOs, stock appreciation rights, or SARs, restricted stock, restricted stock units, or RSUs, performance shares, performance units, other cash-based awards and other stock-based awards. Awards may be granted to employees, officers, non-employee board members, consultants and other service providers of our company and its affiliates. However, ISOs may be granted only to employees.

We have authorized a total of 4,600,000 shares of common stock for issuance pursuant to all awards granted under the 2010 Equity Incentive Plan, including the RSUs and stock options granted in connection with our IPO. The number of shares issued or reserved pursuant to the 2010 Equity Incentive Plan (or pursuant to outstanding awards) is subject to adjustment as a result of mergers, consolidations, reorganizations, stock splits, stock dividends and other changes in our common stock. Shares subject to awards that have been terminated, expired unexercised, forfeited or settled in cash do not count as shares issued under the 2010 Equity Incentive Plan. No person may receive awards of stock options or SARs during any calendar year for more than 500,000 shares of our common stock.

Vesting of awards granted under the 2010 Equity Incentive Plan may be subject to the satisfaction of one or more performance goals established by the Compensation Committee. The performance goals may vary from participant to participant, group to group, and period to period. Performance goals may be weighted for different factors and measures. The Compensation Committee will certify the degree of attainment of performance goals after the end of each year.

The Compensation Committee may, at the time of the grant of an award, provide for the effect of a change in control (as defined in the 2010 Equity Incentive Plan) on any award, including (i) accelerating or extending the time periods for exercising, vesting in, or realizing gain from any award, (ii) eliminating or modifying the performance or other conditions of an award, or (iii) providing for the cash settlement of an award for an equivalent cash value, as determined by the Compensation Committee. The Compensation Committee may, in its discretion and without the need for the consent of any recipient of an award, also take one or more of the following actions contingent upon the occurrence of a change in control: (a) cause any or all outstanding options and SARs to become immediately exercisable, in whole or in part; (b) cause any other awards to become non-forfeitable, in whole or in part; (c) cancel any option or SAR in exchange for a substitute option; (d) cancel any award of restricted stock, RSUs, performance shares or performance units in exchange for a similar award of the capital stock of any successor corporation; (e) redeem any restricted stock, RSU, performance share or performance unit for cash and/or other substitute consideration with a value equal to the fair market value of an unrestricted share of our common stock on the date of the change in control; (f) cancel any option or SAR in exchange for cash and/or other substitute consideration based on the value of our common stock on the date of the change in control, and cancel any option or SAR without any payment if its exercise price exceeds the value of our common stock on the date of the change in control; or (g) make such other modifications, adjustments or amendments to outstanding awards as the Compensation Committee deems necessary or appropriate. The grant agreements for the RSUs and stock options granted in connection with our IPO provide for accelerated vesting upon a change in control. The Compensation Committee currently anticipates that grants of stock options, RSUs, restricted stock and other equity-based awards in the future will contain similar accelerated vesting provisions.

Outstanding Equity Awards at Fiscal Year-End Tables

The following 2010 Outstanding Equity Awards at Fiscal Year-End table summarizes our Named Executive Officers’ outstanding equity awards under the 2010 Equity Incentive Plan at December 31, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options (1) (#) Exercisable	Number of Securities Underlying Unexercised Options (1) (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price (1) ($)	Option Expiration Date (1)
Mark Malcolm	0	100,227	—	$13	10/14/2020
James Gouin	0	28,189	—	$13	10/14/2020
Michael Rajkovic	0	45,938	—	$13	10/14/2020
William Pumphyrey	0	28,189	—	$13	10/14/2020
Gyula Meleghy	0	28,189	—	$13	10/14/2020

	STOCK AWARDS
Name	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2),(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Mark Malcolm	508,312	$8,992,039	—	—
James Gouin	237,213	$4,196,298	—	—
Michael Rajkovic	338,875	$5,994,699	—	—
William Pumphyrey	135,550	$2,397,880	—	—
Gyula Meleghy	135,550	$2,397,880	—	—

(1)	Refers to stock options. The options reported above vest ratably on March 1, 2012, March 1, 2013 and March 1, 2014.
(2)	Refers to RSUs. The RSUs reported above vest ratably on July 20, 2011 and April 20, 2012.
(3)	Market Value is the number of RSUs multiplied by $17.69 (the closing sales price of our common stock on the New York Stock Exchange on December 31, 2010).

The following 2010 Outstanding Unit Awards at Fiscal Year-End table summarizes our Named Executive Officers’ outstanding equity awards under the Management Incentive Plan at December 31, 2010.

Name	MIP Unit Awards
	Number of Management MIP Units That Have Not Vested (#)	Market Value of Management MIP Units That Have Not Vested ($) (1)
Mark Malcolm	75	$46,650
James Gouin	25	$15,550
Michael Rajkovic	43.75	$27,213
William Pumphrey	25	$15,550
Gyula Meleghy	25	$15,550

(1)	Market Value is the number of unvested Management MIP Units multiplied by $622. That amount reflects the following: (1) $17.69 (representing the closing sales price of our common stock on the New York Stock Exchange on December 31, 2010), multiplied by 12,467,866 (representing the number of shares of our common stock owned by Tower International Holdings, LLC), minus (2) the Reference Amount plus a ten percent return on unpaid distributions (see “—Management Incentive Plan” discussion above) of $214,360,000 at December 31, 2010, divided by (3) 9,965 (representing the number of outstanding capital units of Tower International Holdings, LLC).

Units Vested Table

No stock options were exercised by any of the Named Executive Officers during 2010. No RSUs granted to any of the Named Executive Officers vested during 2010.

The table below shows the Management MIP Units held by the Named Executive Officers that vested in 2010 as well as the total number of vested Management MIP Units held by the Named Executive Officers.

Name	MIP Unit Awards
	Number of Management MIP Units Acquired on Vesting in 2010	Value Realized on Vesting in 2010 (1)	Total Vested Management MIP Units (2)	Market Value of Management MIP Units That Have Vested (3)
Mark Malcolm	75	—	225	$139,950
James Gouin	25	—	75	$46,650
Michael Rajkovic	43.75	—	131.25	$81,638
William Pumphrey	25	—	75	$46,650
Gyula Meleghy	25	—	75	$46,650

(1)	There is no value realized upon vesting.
(2)	Represents all vested Management MIP Units held by the Named Executive Officer as of December 31, 2010.
(3)	Market Value is the number of MIP Units that are vested at 12/31/10 multiplied by $622. That amount reflects the following: (1) $17.69 (representing the closing sales price of our common stock on the New York Stock Exchange on December 31, 2010), multiplied by 12,467,866 (representing the number of shares of our common stock owned by Tower International Holdings, LLC), minus (2) the Reference Amount plus a ten percent return on unpaid distributions (see “-Management Incentive Plan” discussion above) of $214,360,000 at December 31, 2010, divided by (3) 9,965 (representing the number of outstanding capital units of Tower International Holdings, LLC).

Potential Payments Upon Termination

Severance—Employment Agreements

We have employment agreements with each of Messrs. Malcolm (dated August 1, 2007, as amended), Gouin (dated November 1, 2007, as amended) and Rajkovic (dated August 16, 2007, as amended) and Dr. Meleghy (dated February 15, 2000). Each of the employment agreements was approved and authorized by the Compensation Committee or our board (other than Dr. Meleghy’s agreement, which was assumed by the Predecessor). Our employment agreements with Messrs. Malcolm, Gouin and Rajkovic have been extended such that their terms will continue until July 31, 2012, October 31, 2012 and August 15, 2012, respectively, with each agreement being extendable for successive one-year periods or, if the executive agrees, two-year periods. The current term of Dr. Meleghy’s employment agreement expires on December 31, 2011. Dr. Meleghy’s employment agreement is automatically renewable for periods of 12 months on each January 1 unless either he or we provide the other with notice of non-renewal at least six months before the term would renew. Mr. Pumphrey does not have an employment agreement specifying a term of employment, but he does have an offer letter that sets forth certain terms and conditions of his employment.

Each agreement provides for a minimum annual base salary ($800,000 for Mr. Malcolm, $450,000 for Mr. Gouin, $550,000 for Mr. Rajkovic, and €300,000 for Dr. Meleghy; and effective August 1, 2010, we increased Mr. Malcolm’s base salary to $840,000, Mr. Gouin’s base salary to $472,500, Mr. Rajkovic’s base salary to $577,500 and Dr. Meleghy’s base salary to €336,000), and the agreements for Messrs. Malcolm, Rajkovic and Gouin provide that the executive’s base salary may be increased from time to time at our discretion. Mr. Pumphrey’s offer letter provides for an annual base salary of $450,000 and effective August 1, 2010, we increased Mr. Pumphrey’s base salary to $472,500. Each of the agreements and Mr. Pumphrey’s offer letter also provide for eligibility for annual incentive compensation, currently at the target level of 130% of base salary for Mr. Malcolm, 105% of base salary for Messrs. Gouin and Rajkovic and 80% of base salary for Dr. Meleghy. Mr. Pumphrey’s offer letter provides for a target annual incentive of 60% of his base salary, which amount we subsequently increased over time to its current 80% level.

If Messrs. Malcolm’s, Gouin’s or Rajkovic’s employment is terminated by us for “cause”, or in the case of Messrs. Malcolm and Gouin by the executive without “good reason,” as these terms are defined in their respective employment agreements, the executive will be entitled to receive the following benefits, which we refer to as the accrued benefits:

•	the amount of any base salary earned and due but not paid through the date of termination;

•	the amount of any annual bonus relating to the calendar year prior to the year of termination that was earned on the applicable bonus approval date but unpaid; and

•	any reimbursable expenses that have not been reimbursed.

If Mr. Malcolm’s, Mr. Gouin’s or Mr. Rajkovic’s employment is terminated due to his death or disability, if we terminate any such executive’s employment without “cause,” if he terminates his employment for “good reason” (other than in the case of Mr. Rajkovic) or if his employment agreement terminates because we do not elect to extend the term of the agreement, he will receive the following benefits:

•	the accrued benefits;

•

an aggregate amount equal to (i) in the case of Mr. Malcolm, two times his annualized base salary in effect as of the effective date of termination payable in 12 equal monthly installments, and (ii) in the case of Messrs. Gouin and Rajkovic, one times his annualized base salary in effect as of the effective date of termination payable in 12 equal monthly installments;

•

a pro-rated portion (based on the number of days in the calendar year up to and including the date of termination) of the annual bonus relating to the calendar year of termination based on the actual awards for the plan year of termination (or a reasonable good faith determination of the expected amount of the actual awards if the actual awards are not determinable by March 15 of the calendar year following the calendar year of termination); and

•

COBRA premiums will be waived to the extent the cost of coverage exceeds the cost we charge for active employees for similar coverage, until the first to occur of (i) the first twelve months of COBRA coverage or (ii) the date the executive is covered under another group health plan

If Mr. Pumphrey’s or Dr. Meleghy’s employment is terminated involuntarily and without cause, the executive will be entitled to receive, pursuant to our executive severance policy, an aggregate amount equal to one times his annualized base salary as of the effective date of termination. In addition, each such executive will receive a pro-rated amount (based on the number of days in the calendar year up to and including the date of termination) of the annual bonus relating to the calendar year of termination based on the actual awards for the plan year of termination (or a reasonable good faith determination of the expected amount of the actual awards if the actual awards are not determinable by March 15 of the calendar year following the calendar year of termination). In Mr. Pumphrey’s case, COBRA premiums will be waived to the extent the cost of coverage exceeds the cost we charge for active employees for similar coverage, until the first to occur of (i) the first twelve months of COBRA coverage, or (ii) the date the executive is covered under another group health plan. Each such executive will also receive any other payments due to him according to the Company’s policies at the time of termination. Dr. Meleghy may be entitled to additional benefits under German law.

The following tables set forth the benefits potentially payable to each Named Executive Officer in the event of a termination of such person’s employment, assuming that such events occurred as of December 31, 2010:

Mark Malcolm	Severance Amounts (1)		Benefits Continuation		Vested RSUs		Total
Termination by us for any reason (other than by us for cause) or because we do not extend the term of Mr. Malcolm’s employment agreement	$1,680,000	(2)	—	(3)	$8,992,039	(4)	$10,672,039
Termination by Mr. Malcolm for good reason	$1,680,000	(2)	—	(3)	—		$1,680,000
Termination by us for cause	—		—		—		—
Termination by Mr. Malcolm without good reason	—		—		—		—

(1)	In the event of any termination either by us or by the executive, the executive is entitled to the accrued benefits as described under “Severance—Employment Agreements”. In the event Mr. Malcolm’s employment is terminated by us other than for cause, the vesting of Mr. Malcolm’s RSUs will accelerate (see “—Equity-Based Incentive Awards, Long Term Incentive Compensation Awards” above).
(2)	Aggregate amount represents two times Mr. Malcolm’s annualized rate of base salary as of the effective date of termination in accordance with the terms of his employment agreement. Aggregate amount does not include a pro-rated portion of the 2011 annual bonus Mr. Malcolm would be entitled to receive in the event of such a termination during 2011, as more fully described above.
(3)	Pursuant to Mr. Malcolm’s employment agreement, COBRA premiums will be waived to the extent the cost exceeds the cost we charge for active employees for similar coverage for 12 months. Mr. Malcolm has waived health coverage.
(4)	Represents the value of RSUs that accelerate upon termination assuming such termination occurs after the First Vesting Date (see “—Equity-Based Incentive Awards, Long Term Incentive Compensation Awards” above), based on the number of RSUs granted multiplied by the closing sale price of our common stock on the New York Stock Exchange on December 31, 2010 ( $17.69).

James Gouin	Severance Amounts (1)		Benefits Continuation		Vested RSUs		Total
Termination by us for any reason (other than by us for cause) or because we do not extend the term of Mr. Gouin’s employment agreement	$472,500	(2)	$11,850	(3)	$4,196,298	(4)	$4,680,648
Termination by Mr. Gouin for good reason	$472,500	(2)	$11,850	(3)	—		$484,350
Termination by us for cause	—		—		—		—
Termination by Mr. Gouin without good reason	—		—		—		—

(1)	In the event of termination either by us or by the executive, the executive is entitled to the accrued benefits as described under “Severance—Employment Agreements”. In the event Mr. Gouin’s employment is terminated by us other than for cause, the vesting of Mr. Gouin’s RSUs will accelerate (see “—Equity-Based Incentive Awards, Long Term Incentive Compensation Awards” above).
(2)	Aggregate amount represents one times Mr. Gouin’s annualized rate of base salary as of the effective date of termination in accordance with the terms of his employment agreement. Aggregate amount does not include a pro-rated portion of the 2011 annual bonus Mr. Gouin would be entitled to receive in the event of such a termination during 2011, as more fully described above.
(3)	Pursuant to Mr. Gouin’s employment agreement, COBRA premiums will be waived to the extent the cost exceeds the cost we charge for active employees for similar coverage for 12 months.

(4)	Represents the value of RSUs that accelerate upon termination assuming such termination occurs after the First Vesting Date (see “—Equity-Based Incentive Awards, Long Term Incentive Compensation Awards” above), based on the number of RSUs granted multiplied by the closing sale price of our common stock on the New York Stock Exchange on December 31, 2010 ( $17.69).

Michael Rajkovic	Severance Amounts (1)		Benefits Continuation		Vested RSUs		Total
Termination by us for any reason (other than by us for cause) or because we do not extend the term of Mr. Rajkovic’s employment agreement	$575,000	(2)	$11,895	(3)	$5,994,699	(4)	$6,581,594
Termination by us for cause or resignation by Mr. Rajkovic	—		—		—		—

(1)	In the event of termination either by us or by the executive, the executive is entitled to the accrued benefits as described under “Severance—Employment Agreements”. In the event that Mr. Rajkovic’s employment is terminated by us other than for cause, the vesting of Mr. Rajkovic’s RSUs will accelerate (see “—Equity-Based Incentive Awards, Long Term Incentive Compensation Awards” above).
(2)	Aggregate amount represents one times Mr. Rajkovic’s annualized rate of base salary as of the effective date of termination in accordance with the terms of his employment agreement. Aggregate amount does not include a pro-rated portion of the 2011 annual bonus Mr. Rajkovic would be entitled to receive in the event of such a termination during 2011, as more fully described above.
(3)	Pursuant to Mr. Rajkovic’s employment agreement, COBRA premiums will be waived to the extent the cost exceeds the cost we charge for active employees for similar coverage for 12 months.
(4)	Represents the value of RSUs that accelerate upon termination assuming such termination occurs after the First Vesting Date (see “—Equity-Based Incentive Awards, Long Term Incentive Compensation Awards” above), based on the number of RSUs granted multiplied by the closing sale price of our common stock on the New York Stock Exchange on December 31, 2010 ( $17.69).

William Pumphrey	Severance Amounts		Benefits Continuation		Vested RSUs		Total
Termination by us for any reason (other than by us for cause)	$472,500	(1)	$11,895	(2)	$2,397,880	(3)	$2,882,275
Termination by us for cause or by Mr. Pumphrey	—		—		—		—

(1)	Aggregate amount represents one times Mr. Pumphrey’s annualized rate of base salary as of the effective date of termination in accordance with the terms of our executive severance policy. Aggregate amount does not include a pro-rated portion of the 2011 annual bonus Mr. Pumphrey would be entitled to receive in the event of such a termination during 2011, as more fully described above. In the event Mr. Pumphrey’s employment is terminated by us other than for cause, the vesting of Mr. Pumphrey’s RSUs will accelerate (see “—Equity-Based Incentive Awards, Long Term Incentive Compensation Awards” above).
(2)	Pursuant to the terms of our executive severance policy, COBRA premiums will be waived to the extent the cost exceeds the cost we charge for active employees for similar coverage for 12 months.

(3)	Represents the value of RSUs that accelerate upon termination assuming such termination occurs after the First Vesting Date (see “—Equity-Based Incentive Awards, Long Term Incentive Compensation Awards” above) based on the number of RSUs granted multiplied by the closing sale price of our common stock on the New York Stock Exchange on December 31, 2010 ( $17.69).

Dr. Meleghy	Severance Amounts		Benefits Continuation	Vested RSUs		Total
Termination by us for any reason (other than by us for cause)	$443,520	(1)	—	$2,397,880	(2)	$2,841,400
Termination by us for cause or by Dr. Meleghy	—		—	—		—

(1)	Aggregate amount equal to one times Dr. Meleghy’s annualized rate of base salary as of the effective date of termination in accordance with the terms of our executive severance policy. The executive’s annual base salary is €336,000. The amount shown in the table represents the executive’s base salary converted from Euros to U.S. dollars using the foreign exchange rate of €1.00 = $1.32. Aggregate amount does not include a pro-rated portion of the 2011 annual bonus Dr. Meleghy would be entitled to receive in the event of such a termination during 2011, as more fully described above. In the event Dr. Meleghy’s employment is terminated by us other than for cause, the vesting of Dr. Meleghy’s RSUs will accelerate (see “—Equity-Based Incentive Awards, Long Term Incentive Compensation Awards” above).
(2)	Represents the value of RSUs that accelerate upon termination assuming such termination occurs after the First Vesting Date (see “—Equity-Based Incentive Awards, Long Term Incentive Compensation Awards” above), based on the number of RSUs granted multiplied by the closing sale price of our common stock on the New York Stock Exchange on December 31, 2010 ( $17.69).

Compensation of Board Members

The following table sets forth a summary of our non-employee board members’ compensation for fiscal 2010. For periods prior to the Corporate Conversion, references to the “board” refer to the board of managers of Tower Automotive, LLC. For periods subsequent to the Corporate Conversion, references to the “board” refer to the board of directors of Tower International, Inc. Mark Malcolm, our President and Chief Executive Officer, also serves on our board. Mr. Malcolm, however, does not receive any compensation for his board service beyond the compensation he receives as an executive officer of our company.

Name	Fees Earned or Paid in Cash		Stock Awards (1)	Non-Equity Incentive Plan Compensation		All Other Compensation		Total
Daniel Ajamian (2)	$—		$—	$117,123	(3)	$437,500	(4)	$554,623
Dev Kapadia	$55,000	(5)	$—	$—		$—		$55,000
Larry Schwentor	$62,500		$966,602	$273,000	(6)	$233,331	(7)	$1,535,433
Rande Somma (8)	$—		$1,695,798	$263,250	(9)	$225,000	(10)	$2,184,048
Nicholas Chabraja (11)	$108,226		$—	$—		$11,442	(12)	$119,668
Dennis Donovan (13)	$53,226		$—	$—		$—		$53,226
Chan Galbato (13)	$53,226		$—	$—		$—		$53,226
James Chapman (13)	$41,778		$—	$—		$—		$41,778
Jonathan Gallen (14)	$39,167		$—	$—		$—		$39,167
Greg Powell (14)	$39,167		$—	$—		$—		$39,167
Scott Wille (14)	$39,167		$—	$—		$—		$39,167
Frank English (15)	$15,726		$—	$—		$—		$15,726
Allan Gilmour (15)	$16,774		$—	$—		$—		$16,774

(1)	Represents the grant date fair value of stock awards. The assumptions used by us in making these calculations are described in Note 14 of the Notes to our 2010 year-end consolidated financial statements as set forth in our Annual Report on Form 10-K for the year ended December 31, 2010.

(2)	Mr. Ajamian ceased serving on our board in February 2010.
(3)	Represents a prorated portion of his 2010 bonus that was earned by Anthem Management Group, LLC pursuant to the Service Agreement, dated as of August 1, 2007, by and among Tower Automotive, LLC, Daniel Ajamian and Anthem Management Group, LLC, as amended. Mr. Ajamian is the sole member of Anthem Management Group, LLC.
(4)	Represents fees paid for the period January through July, 2010 pursuant to the Anthem Management Group, LLC Service Agreement.
(5)	Represents fees paid to Mr. Kapadia since September, 2010. He did not receive director fees prior to September, 2010.
(6)	Represents the bonus earned by MGT4VALUE LLC pursuant to the Service Agreement, dated as of August 1, 2007, between Tower Automotive, LLC, Larry Schwentor and MGT4VALUE LLC, as amended. Mr. Schwentor is the sole member of MGT4VALUE LLC.
(7)	Represents fees paid for the period January through July 2010 pursuant to the MGT4VALUE LLC Service Agreement.
(8)	Mr. Somma ceased serving as a member of our board on September 27, 2010, but continues to serve as a paid consultant to our company.
(9)	Represents the full bonus earned by Rande Somma & Associates LLC pursuant to the Service Agreement, dated as of December 1, 2007, between Tower Automotive LLC, Rande Somma and Rande Somma & Associates LLC, as amended. Mr. Somma is the sole member of Rande Somma & Associates LLC. We have not prorated the amount disclosed to represent only the period of time that he served on our board.
(10)	Represents fees paid for the period January through September, 2010 pursuant to the Rande Somma & Associates Service Agreement.
(11)	Mr. Chabraja became a board member and our chairman in August 2010.
(12)	Represents company-paid expenses associated with Mr. Chabraja’s airplane.
(13)	Became a board member in August, 2010.
(14)	Became a board member in September, 2010.
(15)	Reflects service as a board member in August and September, 2010 and does not reflect service as a board advisor. Messrs. English and Gilmour resigned from our board and became board advisors in late September, 2010.

Service Agreements with Certain Current and Former Directors

We have entered into service agreements with each of Rande Somma and his affiliate (dated December 1, 2007, as amended), Larry Schwentor and his affiliate (dated August 1, 2007, as amended) and Daniel Ajamian and his affiliate (dated August 1, 2007, as amended). Each of the service agreements was approved and authorized by our board as comprised at that time. Mr. Somma’s service agreement has been extended to January 2, 2012. Mr. Ajamian’s service agreement terminated in February 2010 and Mr. Schwentor’s service agreement terminated on August 1, 2010.

Each of the service agreements provides or provided for a minimum base consulting fee ($300,000 for Mr. Somma; $400,000 for Mr. Schwentor; and $750,000 for Mr. Ajamian), which may be increased if the base salary of our chief executive officer is increased during the term of the service agreement. Each of the service agreements also provides or provided for eligibility for annual incentive compensation at target levels of $225,000 for Mr. Somma, $400,000 for Mr. Schwentor and $750,000 for Mr. Ajamian, and for reimbursement of certain tax, legal and other expenses incurred by the consultant under the service agreement.

If Mr. Somma’s services agreement is terminated by us for “cause,” as that term is defined in his agreement, or is voluntarily terminated by him, Mr. Somma will be entitled to receive the following benefits, which we refer to as the accrued consultant benefits:

•	the amount of the base consulting fee earned and due but not paid through the date of termination;

•	the amount of any annual bonus relating to the calendar year prior to the year of termination that was earned on the applicable bonus approval date but unpaid; and

•	any reimbursable expenses that have not been reimbursed.

If Mr. Somma’s services agreement is terminated because of his death or because he becomes “disabled,” as that term is defined in his agreement, Mr. Somma will be entitled to receive the following benefits:

•	the accrued consultant benefits;

•

in the event of termination following Mr. Somma’s disability (but not in the event of termination because of his death), the consulting fee for the period beginning on the date of such termination and ending on the date which is three months after the date of such termination; and

•	a pro rata portion (based on the number of days elapsed during the calendar year in which such termination occurs) of the annual bonus for the calendar year in which the termination occurs.

If Mr. Somma’s services agreement is terminated by us without “cause,” as that term is defined in his consulting agreement, or if the consulting period terminates upon expiration of its term (as was the case with Mr. Schwentor), Mr. Somma will be entitled to receive the following benefits:

•	the accrued consultant benefits;

•	a pro rata portion (based on the number of days elapsed during the calendar year in which such termination occurs) of the annual bonus for the calendar year in which the termination occurs; and

•	if terminated by us without cause prior to the expiration of its term, the consulting fee for the remainder of the then existing term of the consulting agreement.

In connection with the termination of Mr. Ajamian’s services agreement, we paid Mr. Ajamian a pro-rated portion of his 2010 bonus in the amount of $117,123 and consulting fees of $62,500 per month through July 2010.

Equity Compensation of Board Members

The following table shows the aggregate number of unvested Management MIP Units held on December 31, 2010 by each person who was a non-employee board member or board advisor at that time (including any Management MIP Units which are held by an entity controlled by such board member or board advisor). See “—Components of Compensation—Equity-Based Incentive Awards—Management Incentive Plan.”

Name	Unvested Management MIP Units at Fiscal Year-End
Larry Schwentor	75
Rande Somma	25

Mr. Somma through his affiliate consummated the purchase of 50 Management MIP Units, Mr. Schwentor through his affiliate consummated the purchase of 150 Management MIP Units and Mr. Ajamian through his affiliate consummated the purchase of 300 Management MIP Units, all on substantially the same terms as the purchases made by the Named Executive Officers, except that none of the board members received bonus payments or related gross-up payments in connection with these purchases. Each paid a purchase price of $500 per Management MIP Unit. See “—Components of Compensation—Equity-Based Incentive Awards—Management Incentive Plan” for a discussion of Management MIP Units held by Mr. Malcolm.

The Management MIP Units, when purchased, were subject to time-vesting and performance-vesting requirements. Under their respective purchase agreements, each of Messrs. Somma, Schwentor and Ajamian were required to provide services to us or one of our affiliates on the applicable time-based vesting date in order for time-vesting time to occur. For Mr. Somma, 50% of his time-based Management MIP Units vested on November 30, 2008, and his remaining time-based Management MIP Units vested on November 30, 2009. For each of Messrs. Schwentor and Ajamian, 50% of his time-based Management MIP Units vested on July 31, 2008, and his remaining time-based Management MIP Units vested on July 31, 2009.

In 2010, the Compensation Committee removed the performance-vesting requirements for Messrs. Schwentor and Somma. Such former performance-based vesting units held by each of Mr. Schwentor and Mr. Somma now vest in two tranches: 50% percent vested on January 1, 2011 and 50% percent will vest on January 1, 2012.

Other Compensation of Board Members

In connection with the consummation of our IPO, and as disclosed above, we granted RSU’s to Mr. Schwentor and Mr. Somma under our 2010 Equity Incentive Program. See “—Components of Compensation—Equity-Based Incentive Awards—Long Term Incentive Compensation Awards.” The 150 MIP Management Units that were held by Mr. Ajamian which were subject to performance-vesting requirements were forfeited and Tower Management LLC paid Mr. Ajamian a total of $75,000 for such units, representing his cost.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

Under our bylaws, we are obligated to indemnify our directors and officers to the fullest extent permitted by law. We are also expressly required to advance certain expenses to our directors and officers. We believe that these indemnification provisions are useful to attract and retain qualified directors and executive officers.

The General Corporate Law of the State of Delaware, or DGCL, permits a corporation to limit or eliminate a director’s personal liability to the corporation or the holders of its capital stock for breach of duty. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law. This limitation is generally unavailable for acts or omissions by a director which (i) were in bad faith, (ii) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (iii) involved a financial profit or other advantage to which such director was not legally entitled. The DGCL also prohibits limitations on director liability for acts or omissions which resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to stockholders after dissolution and particular types of loans.

Any amendment to or repeal of these provisions will not (i) in the case of the indemnification provisions, adversely affect any right or protection conferred on any person existing at the time the events giving rise to the protection have occurred and (ii) in the case of the limitation on liability provisions, apply to or have any effect on liability of a director with respect to any acts or omission of such director occurring prior to such amendment or repeal. If Delaware law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the fullest extent then permitted.

SECURITY OWNERSHIP

The following table sets forth certain information as of April 21, 2011, with respect to the beneficial ownership of our common stock by:

•	each of our Named Executive Officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person or group of affiliated persons who is known by us to beneficially own more than 5% of our common stock

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the SEC’s rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. In addition, a person who has the right to acquire beneficial ownership of securities within sixty days after a specified date is deemed to be the beneficial owner of those securities as of that date. Unless otherwise indicated below, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

The number of shares of common stock outstanding used in calculating the percentage for each listed person or entity excludes shares reserved for issuance under RSUs granted pursuant to one of our benefit plans.

Unless otherwise indicated, the address of each beneficial owner is c/o Tower International, Inc., 17672 Laurel Park Drive North, Suite 400E, Livonia, MI 48152.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Named Executive Officers and Directors:
Mark Malcolm (1)	30,000	*
James Gouin (2)	—	—
Michael Rajkovic (3)	20,000	*
William Pumphrey (4)	—	—
Gyula Meleghy (5)	—	—
Nicholas Chabraja	2,000	*
James Chapman	—	—
Dennis Donovan	—	—
Chan Galbato	—	—
Jonathan Gallen	—	—
Dev Kapadia	—	—
Gregory Powell	—	—
Larry Schwentor (6)	3,000	*
Scott Wille	—	—
Executive officers and directors as a group (18 persons) (7)	59,000	*
5% Stockholders
Stephen Feinberg (8)	12,467,866	65.3%
Ameriprise Financial, Inc. (“AFI”)/Columbia Management Investment Advisers, LLC (“CMIA”) (9)	1,057,577	5.5%
Robeco Investment Management, Inc. (10)	1,118,168	5.9%

The Bank of New York Mellon Corporation and its direct and indirect subsidiaries (11)	1,062,938	5.6%

*	Less than 1%.
(1)	Excludes 508,312 shares of common stock underlying RSUs which we granted in connection with the consummation of the IPO and 100,227 shares of common stock underlying stock options which we granted in connection with the consummation of the IPO. Also excludes 22,703 shares of common stock underlying RSUs granted on March 3, 2011 and the 300 Management MIP Units held by Mr. Malcolm.
(2)	Excludes 237,213 shares of common stock underlying RSUs which we granted in connection with the consummation of the IPO and 28,189 shares of common stock underlying stock options which we granted in connection with the consummation of the IPO. Also excludes 6,385 shares of common stock underlying RSUs granted on March 3, 2011 and the 100 Management MIP Units held by Mr. Gouin.
(3)	Excludes 338,875 shares of common stock underlying RSUs which we granted in connection with the consummation of the IPO and 45,938 shares of common stock underlying stock options which we granted in connection with the consummation of the IPO. Also excludes 10,405 shares of common stock underlying RSUs granted on March 3, 2011 and the 175 Management MIP Units held by Mr. Rajkovic.
(4)	Excludes 135,550 shares of common stock underlying RSUs which we granted in connection with the consummation of the IPO and 28,189 shares of common stock underlying stock options which we granted in connection with the consummation of the IPO. Also excludes 6,385 shares of common stock underlying RSUs granted on March 3, 2011 and the 100 Management MIP Units held by Mr. Pumphrey.
(5)	Excludes 135,550 shares of common stock underlying RSUs which we granted in connection with the consummation of the IPO and 28,189 shares of common stock underlying stock options which we granted in connection with the consummation of the IPO. Also excludes 6,385 shares of common stock underlying RSUs granted on March 3, 2011 and the 100 Management MIP Units held by Dr. Meleghy.
(6)	Excludes 74,354 shares of common stock underlying RSUs which we granted in connection with the consummation of the IPO. Also excludes the 150 Management MIP Units held by Mr. Schwentor.
(7)	Excludes 1,633,179 shares of common stock underlying RSUs which we granted in connection with the consummation of the IPO and 269,360 shares of common stock underlying stock options which we granted in connection with the consummation of the IPO. Also excludes 63,761 shares of common stock underlying RSUs which we granted on March 3, 2011 and 50,750 shares of common stock underlying stock options which we granted on March 3, 2011 and 1,075 Management MIP Units held by the executive officers and board members.
(8)	Tower International Holdings, LLC owns 12,467,866 shares of our common stock. Pursuant to the limited liability company agreement of Tower International Holdings, LLC, the manager of Tower International Holdings, LLC exercises sole voting and dispositive authority over all of the securities owned by Tower International Holdings, LLC. The manager of Tower International Holdings, LLC is CCM. Stephen Feinberg is the sole shareholder of Craig Court, Inc., the managing member of Craig Court GP, LLC, which is the general partner of CCM. As a result of the foregoing, Mr. Feinberg, through one or more intermediate entities, possesses the sole power to vote and the sole power to direct the disposition of all shares of the Company’s common stock held by Tower International Holdings, LLC. The address for Stephen Feinberg is c/o Cerberus Capital Management, L.P., 299 Park Avenue, New York, NY 10171.
(9)	Based on information set forth in a Schedule 13G dated February 11, 2011. The address of AFI, the parent of CMIA, is 145 Ameriprise Financial Center, Minneapolis, Minnesota 55474. CMIA’s address is 100 Federal Street, Boston, Massachusetts 02110.
(10)	Based on information set forth in a Schedule 13G dated February 28, 2011. The stockholder’s address is 909 Third Avenue, New York, New York 10022.
(11)	Based on information set forth in a Schedule 13G dated February 4, 2011. The stockholder’s address is One Wall Street, 31st Floor, New York, New York 10286.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

On October 14, 2010, immediately prior to the IPO, Tower Automotive, LLC, a Delaware limited liability company, consummated the Corporate Conversion, pursuant to which, among other things, Tower Automotive, LLC converted from a limited liability company to a Delaware corporation and changed its name to Tower International, Inc. As noted above, references to the term “Company” and “Tower” in this proxy statement refer to Tower Automotive, LLC for all periods prior to the consummation of the Corporate Conversion and refer to Tower International, Inc. for all periods subsequent to the consummation of the Corporate Conversion. Prior to the Corporate Conversion, the equity owners of Tower Automotive, LLC contributed their equity interests in Tower Automotive, LLC to Tower International Holdings, LLC in exchange for equity interests in Tower International Holdings, LLC (referred to in this proxy statement as the Majority Stockholder). By virtue of the Corporate Conversion: (i) Tower International, Inc. succeeded to all of the assets, liabilities, contractual rights and contractual obligations of Tower Automotive, LLC; and (ii) the equity interests in Tower Automotive, LLC held by Tower International Holdings, LLC were converted into a total of 12,467,866 shares of the common stock of Tower International, Inc., which represented all of the Company’s outstanding common stock until the IPO was consummated.

On August 24, 2010, the Company consummated a private offering of senior secured notes (the “Notes Offering”). The Company used the net proceeds of that offering to repay in full the outstanding indebtedness under its first lien term loan (exclusive of the synthetic letter of credit facility portion thereof). Cerberus, an affiliate of the Majority Stockholder, held a substantial portion of the outstanding indebtedness under the first lien term loan and, as a result, received $371.9 million as a participant in, and upon repayment of, such first lien term loan. Cerberus is the sole holder of the synthetic letter of credit facility which was part of the Company’s first lien term loan. As of December 31, 2010, an aggregate of $27.5 million may be drawn down on letters of credit under the synthetic letter of credit facility. Cerberus acquired its interests in Tower’s first lien term loan and synthetic letter of credit facility in market transactions with other lenders.

The maximum amount of indebtedness that was owed by Tower at any time during 2010 on our first lien term loan was $410.2 million. We paid a total of $25.5 million in interest on our first lien term loan during 2010, approximately 52.21% of which was paid to Cerberus.

In connection with the consummation of the Notes Offering, Cerberus caused one of its affiliates to cancel $25 million aggregate principal amount of the first lien term loan and in exchange therefore an affiliate of Cerberus received an equity interest in Tower. That equity interest was transferred to the Majority Stockholder as part of the Corporate Conversion.

Cerberus does not charge us a quarterly or annual management or sponsor fee. During 2010 we reimbursed COAC, an affiliate of CCM, less than $0.1 million for consulting services. If we request COAC, an affiliate of Cerberus, to provide consulting services in the future, we would expect to reimburse COAC for the salaries and benefits of the individuals providing such services on behalf of COAC.

Prior to the Corporate Conversion, the Company made distributions during 2010 of $0.1 million to Cerberus. During the first quarter of 2011, the Company made withholding tax payments of $0.2 million on behalf of Cerberus International Ltd. pursuant to the operating agreement in existence prior to the Corporate Conversion.

We made pension payments of 0.2 million euros (or $0.3 million based on the average exchange rate during 2010) in 2010 to the mother of Gyula Meleghy, our President, International Operations, as required pursuant to the terms of the acquisition by Tower Automotive, Inc., our predecessor, of Dr. Meleghy & Co. GmbH on January 1, 2000.

For information regarding certain payments we have made under service agreements with entities controlled by current and former board members, see “Compensation Discussion and Analysis—Director Compensation—Service Agreements with Certain Current and Former Directors.”

In connection with the IPO, Tower entered into a registration rights agreement with the Majority Stockholder. The agreement provides the Majority Stockholder with certain demand and piggyback registration rights, as well as indemnification protection and expense reimbursement in the event that shares of the Majority Stockholder’s common stock are sold pursuant to a registration statement covered by that agreement.

Also in connection with the IPO, the individuals who received RSUs from the Company entered into voting agreements with Cerberus. Those voting agreements enable Cerberus to direct the voting of the shares of Tower common stock that such individuals receive pursuant to the RSU grants and upon exercise of stock option grants. However, such voting agreements do not restrict the transferability of the underlying shares of common stock.

Related Party Transaction Policy

Our Board recognizes that related person transactions, as defined in our related person transaction policy, present a risk of actual or perceived conflicts of interest that could damage the reputation and public trust of our company. It is our policy that all related party transactions shall be subject to approval or ratification in accordance with our related person transaction policy, which was adopted in connection with the IPO.

The Audit Committee will review this policy annually and will recommend amendments, if any, to the Board for its consideration. In addition, the Board has determined that the Audit Committee shall consider, approve or ratify each related person transaction. The Audit Committee will, in determining whether to approve or ratify a related person transaction, take into account, among other factors it deems appropriate: (i) the benefits to our company; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the proposed related person transaction; (v) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party; and (vi) the extent of the related person’s interest in the transaction. No member of the Audit Committee will participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

None of the transactions described above under “Related Party Transactions” were approved pursuant to this policy as the policy was implemented subsequent to the transactions. However, each transaction was approved by Tower’s Board comprised at that time. All future transactions of this nature will be approved pursuant to the Company’s written policy now in effect, as required by the specific terms of the policy.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities. To the Company’s knowledge, based solely on a review of the copies of such filings furnished to the Company and written representations from its directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s directors, executive officers and greater than 10 percent beneficial owners were complied with on a timely basis during the year ended December 31, 2010.

Stockholder Proposals and Nominations for Director

Deadlines to Have Matters Considered at a Meeting. Under the Company’s Bylaws, for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely written notice of the nomination or such other business to the Company’s Corporate Secretary and such business must be a proper subject for stockholder action. To be timely, a stockholder’s notice must be delivered to the Corporate Secretary not later than the ninetieth (90th) day nor earlier than the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after the anniversary of the prior year’s meeting or in the case of the 2011 annual meeting (since there were no prior annual meetings of stockholders of Tower International, Inc.), notice must be delivered not later than the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which the Company makes public announcement of the date of the meeting. For purposes of the 2012 annual meeting, assuming it is not moved more than thirty (30) days before or more than sixty (60) days after June 17, 2012, to be timely, a stockholder’s notice must be delivered to the Corporate Secretary not later than March 19, 2012, nor earlier than February 18, 2012. For purposes of the 2011 annual meeting, since public notice of the annual meeting date was given on March 25, 2011, a stockholders’ notice was required to be delivered to the Company by April 4, 2011. Any such notice must include the applicable information required pursuant to Section 2.10 of the Company’s Bylaws. Nominations or proposals not meeting these requirements will not be entertained at the annual meeting.

Deadlines for Inclusion of Matters in the Company’s Proxy Materials. Stockholders interested in submitting a proposal for inclusion in the Company’s proxy statement and form of proxy for the 2012 Annual Meeting of Stockholders may do so by following the procedures prescribed in SEC Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. Under Rule 14a-8, to be eligible for inclusion in the Company’s proxy statement and form of proxy for the 2012 Annual Meeting of Stockholders, among other things, a proposal must qualify as a proper subject matter under SEC Rule 14a-8 and be received no later than December 21, 2012.

Should the Company move the date of the 2012 Annual Meeting of Stockholders more than 30 days from the one-year anniversary of the 2011 Annual Meeting, the Company will revise and publicly disclose this deadline accordingly.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials unless contrary instructions have been received from the affected stockholders. Once a stockholder has received notice from the stockholder’s broker or the Company that they or the Company will be householding materials to the stockholder’s address, householding will continue until the stockholder is notified otherwise or until the stockholder revokes the stockholder’s consent. If, at any time, the stockholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement, or if the stockholder is receiving multiple copies of the proxy statement and wishes to receive only one, the stockholder should notify the stockholder’s broker if the stockholder’s shares are held in a brokerage account or the Company if the stockholder holds common stock directly. Requests in writing should be addressed to: Tower International, Inc., 17672 Laurel Park Drive North, Suite 400E, Livonia, Michigan 48152, Attention: Investor Relations.

Annual Report; Financial and Other Information

The Company’s annual audited financial statements and review of operations for 2010 can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. A copy of the 2010 Form 10-K is included in the 2010 Annual Report to Stockholders, which is being mailed concurrently with this Proxy Statement to each stockholder. The Company will furnish without charge a copy of the 2010 Form 10-K (including the financial statements, schedules and a list of exhibits), as well as a copy of any of the documents referenced in this Proxy Statement as being available upon written request, to any person requesting in writing and stating that he or she was the beneficial owner of the Company’s common stock on the Record Date. The Company’s Annual Report on Form 10-K may be obtained without charge over the Internet at the Company’s website at www.towerinternational.com or at the Securities and Exchange Commission’s website at www.sec.gov. The Company’s Annual Report to Stockholders may be obtained without charge over the Internet at the Company’s website at www.towerinternational.com. The Company will also furnish copies of any exhibits to the 2010 Form 10-K to eligible persons requesting exhibits at a cost of $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests should be addressed to: Tower International, Inc., 17672 Laurel Park Drive North, Suite 400E, Livonia, Michigan 48152, Attention: Investor Relations.

Director Attendance

Our Board members are encouraged, but not required by any specific Board policy, to attend our annual meeting of stockholders. The Company has not previously conducted an annual meeting of its stockholders.

OTHER MATTERS

The Board of Directors does not know of any other matter that will be brought before the Annual Meeting. However, if any other matter that may properly be acted upon properly comes before the Annual Meeting or any adjournment or postponement thereof, the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named therein.

By Resolution of the Board of Directors,

Nanette Dudek

Secretary

April 21, 2011

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TOWER INTERNATIONAL, INC. 17672 LAUREL PARK DRIVE NORTH SUITE 400E LIVONIA, MI 48152

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
			☐	☐	☐
1.	Election of Directors
Nominees
01	Dennis Donovan	02 Jonathan Gallen

The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain
2	Advisory vote on executive compensation.							☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:							1year	2 years	3 years	Abstain
3	Advisory vote on the frequency of holding an advisory vote on executive compensation.						☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain
4	Ratification of Deloitte & Touche LLP, as the Company’s registered public accounting firm.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)			Yes	No	☐
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, AR/10K Wrap is/are available at www.proxyvote.com.

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TOWER INTERNATIONAL, INC. Annual Meeting of Stockholders June 17, 2011 9:00 AM This proxy is solicited by the Board of Directors

The undersigned hereby appoints Mark Malcolm, Dev Kapadia and Nanette Dudek, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TOWER INTERNATIONAL, INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on June 17, 2011, at St. John’s Conference Center, 44045 Five Mile Road, Plymouth, Michigan, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side